UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SOUTHERN COMMUNITY FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHERN COMMUNITY FINANCIAL CORPORATION

4605 Country Club Road
Winston-Salem, North Carolina 27104
Telephone: (336) 768-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 26, 2010

To the Shareholders:

The Annual Meeting of the Shareholders of Southern Community Financial Corporation (the “Company”) will be held on:
●	Wednesday, May 26, 2010
●	3:00 p.m. (local time)
●	Village Inn Golf & Conference Center
Exit 184, Interstate 40
Clemmons (Forsyth County), North Carolina
or at any adjournment thereof, for the following purposes:

●	To elect three directors to serve three-year terms, expiring at the Annual Meeting of Shareholders in 2013 or until their successors have been elected and qualified.
●	To approve non-binding resolution on the Company’s executive officers.
●	To consider a shareholder proposal regarding amending the bylaws to eliminate staggered terms for directors.
●	To transact such other businesses as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 31, 2010, are entitled to notice of, and to vote, at the meeting and any adjournments thereof.  The Company's stock transfer books will not be closed.

Your vote is important.  Whether or not you attend the meeting in person, we encourage you to vote your shares.  You may vote your shares on the internet, or by using a toll-free telephone number or by completing the enclosed proxy card and returning it in the pre-paid envelope. Instructions for using these convenient services are provided on your proxy card.  We encourage you to use the internet to vote.  For those shareholders wishing to receive proxy materials electronically an option is provided to request e-delivery in the future.

As many shares as possible should be represented at the meeting, so even if you expect to attend the meeting, please vote your proxy.  By doing so, you will not give up the right to vote at the meeting.  If you vote your proxy and then attend the meeting, you may notify the Secretary that you wish to vote in person, and the Company will disregard the proxy you voted, provided you do vote in person or otherwise validly revoke your proxy.  (For more details, see the attached Proxy Statement.)

By order of the Board of Directors.
F. Scott Bauer
Chairman of the Board and Chief Executive Officer
April 16, 2010

SOUTHERN COMMUNITY FINANCIAL CORPORATION
4605 Country Club Road
Winston-Salem, North Carolina 27104
Telephone: (336) 768-8500

PROXY STATEMENT

ANNUAL MEETING

The Board of Directors (the “Board”) of Southern Community Financial Corporation (“Southern Community” or the “Company”) hereby solicits your appointment of proxy, in the form enclosed with this statement, for use at the Annual Meeting of Shareholders to be held:

•	Wednesday, May 26, 2010
•	3:00 p.m. (local time)
•	Village Inn Golf & Conference Center
Exit 184, Interstate 40
Clemmons (Forsyth County), North Carolina

or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders.  The Board has fixed the close of business on March 31, 2010, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Included with these proxy materials is the 2009 Annual Report to Shareholders and Form 10-K.  The Company anticipated mailing this Proxy Statement on or about April 19, 2010.

You are invited to attend the Annual Meeting.  Even if you plan to attend the Annual Meeting, you are requested to vote on the proposals described in this Proxy Statement by returning the enclosed appointment of proxy or by voting over the internet or by telephone.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 26, 2010:  the proxy statement, form of proxy and annual report to shareholders are available on Southern Community’s website at www.iproxydirect.com/scmf.

VOTING OF APPOINTMENTS OF PROXY

Your vote is important.  Your shares can be voted at the Annual Meeting only if you attend the meeting or vote the enclosed appointment of proxy.  You do not have to attend the meeting to vote.  To vote the enclosed appointment of proxy, you may:

•
Vote over the internet:  You may access our internet voting site by going to: www.iproxydirect.com/scmf.  If you have access to the internet, we encourage you to vote in this manner and also sign up for electronic delivery of future corporate mailings.

•	Vote by telephone: You may vote by calling 866-752-8683.
•	Vote by mail: You may vote by executing and returning the enclosed appointment of proxy in the pre-addressed pre-paid envelope provided with this proxy statement.

The internet and telephone voting procedures are designed to authenticate shareholders and to allow you to confirm that your instructions have been properly followed.  The internet and telephone voting facilities for eligible shareholders will close at 5:00 p.m. Eastern Time on May 25, 2010.

The Board has named Merle B. Andrews and Robert L. Davis (the “Proxies”) as management proxies in the enclosed appointment of proxy.  When appointments of proxy in the enclosed form are properly executed and returned in time for the Annual Meeting (or appointed over the telephone or internet), the shares they represent will be voted at the meeting in accordance with the directions given.  If no directions are given on how to vote your shares, the appointment of proxy will be voted FOR the three nominees for director in Proposal 1, FOR approval of the compensation of the executive officers in Proposal 2 and AGAINST the shareholder proposal to amend the Company’s bylaws to eliminate staggered board terms for directors in Proposal 3.  If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee.  On other matters that properly come before the meeting, the Proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.  These matters include, among other matters, approval of the minutes of the 2009 Annual Meeting, consideration of a motion to adjourn the Annual Meeting to another time or place, and matters for which the Company did not receive notice by March 5, 2010.  As of the date the Company printed this Proxy Statement, the Company did not anticipate any other matters would be raised at the Annual Meeting.

Record Holders.  If you hold shares in your own name, you are a “record” shareholder. Record shareholders may complete and sign the accompanying appointment of proxy and mail it in the business return envelope provided, deliver it in person to the Company or you may vote your shares over the internet or by telephone.

Street Name Holders. If you hold shares through a broker or other nominee, you are a “street name” shareholder.  Street name shareholders who wish to vote at an annual meeting need to obtain the proxy materials from the institution that holds their shares and follow the voting instructions on that form.

REVOCATION OF APPOINTMENT OF PROXY

The method by which you vote will not limit in any way your right to vote at the Annual Meeting if you later decide to attend the Annual Meeting and vote in person.

If you vote an appointment of proxy, you may revoke that appointment at any time before the actual voting.  To revoke the appointment of proxy:

•	vote again over the internet or the telephone prior to 5:00 p.m. Eastern Time on May 25, 2010,
•	notify the Company’s Secretary in writing,
•	execute another appointment of proxy bearing a later date and file it with the Secretary, or
•	vote in person at the meeting as described below.

 The address for the Secretary is:

Elizabeth H. Prince, Secretary
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

If you return the appointment of proxy, you may still attend the meeting and vote in person.  When you arrive at the meeting, first notify the Secretary of your desire to vote in person.  You will then be given a ballot to vote in person, and, provided you do vote in person or otherwise validly revoke your prior appointment of proxy as described above, your prior appointment of proxy will be disregarded.

If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy.  However, if your plans change and you are not able to attend, your shares will not be voted.  Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy, vote over the internet or by telephone and, when you get to the meeting, notify the Secretary that you wish to vote in person.

QUORUM

The Company's Bylaws provide that the holders of a majority of the Company's outstanding common stock, no par value per share (sometimes referred to herein as the “Shares”), represented in person or by proxy, shall constitute a quorum at the Annual Meeting, and that if there is no quorum present at the opening of the meeting, the Annual Meeting may be adjourned by the vote of a majority of the Shares voting on the motion to adjourn.  Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting.  A broker non-vote occurs when an institution holding shares as a nominee does not have discretionary voting authority with respect to a proposal and has not received voting instructions from the beneficial owner of the shares.

HOW YOUR VOTES WILL BE COUNTED

Each Share is entitled to one vote for each matter submitted for a vote, and, in the election of directors, for each director to be elected.  Appointments of proxy will be tabulated by one or more inspectors of election designated by the Board.

Proposal 1 — Election of directors.  In the election of directors under Proposal 1, the three nominees receiving the highest number of votes will be elected.  Shares not voted (including abstentions and broker non-votes) will have no effect.  Shareholders are not authorized to cumulate their votes for directors.

Proposal 2 — Approval of executive compensation.  To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of Proposal 2 must exceed the number of votes cast against it. Shares not voted (including abstentions and broker non-votes) will have no effect.

Proposal 3 – Shareholder proposal to amend the bylaws to eliminate staggered board terms.  To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of Proposal 3 must exceed the number of votes cast against it.  Shares not voted (including abstentions and broker non-votes) will have no effect.

EXPENSES OF SOLICITATION

We will pay the cost of this proxy solicitation.   We have engaged the firm of Laurel Hill Advisory Group, LLC, New York, NY to act as our proxy solicitor and have agreed to pay $5,000 plus reasonable expenses for such services.  In addition to solicitation by our proxy solicitor or by mail, the Company’s directors, officers and regular employees may solicit appointments of proxy in person or by telephone.  None of these employees will receive any additional or special compensation for this solicitation.  We will, on request, reimburse brokerage houses and other nominees their reasonable expenses for sending these proxy soliciting materials to the beneficial owners of the Company’s stock held of record by such persons.

VOTING SECURITIES

As of the record date for the Annual Meeting, there were approximately 16,818,125 Shares issued and outstanding and entitled to vote at the Annual Meeting.  The Company is currently authorized to issue 30,000,000 shares of common stock and 1,000,000 shares of preferred stock.  As of and since December 5, 2008, there were 42,750 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, outstanding, all of which were issued to the United States Department of the Treasury (“Treasury”) in connection with the Company’s participation in the Capital Purchase Program (“TARP”) under the Emergency Economic Stabilization Act of 2008.  The shares of preferred stock held by the Treasury will not be voted at the Annual Meeting.  As of the record date for the Annual Meeting, there were approximately 7,100 holders of record of the Company's common stock entitled to vote at the Annual Meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the internet exclusively, and no longer receive proxy material by mail please visit the internet voting site, www.iproxydirect.com/scmf, where you will be directed to a site to enroll.  Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via e-mail” and provide your e-mail address.  If you enroll, we will deliver your proxy material for the 2011 annual meeting of the shareholders and any future shareholder meetings over the internet to the e-mail address you provide.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of each person holding more than five percent of the Shares as of December 31, 2009 (as reported in filings with the Securities and Exchange Commission on behalf of the shareholder listed below).

Name and address of	Shares Currently	Percent of Shares
Shareholders	Beneficially Owned	Beneficially Owned (1)

Dimensional Fund Advisors LP	871,088	5.19%
6300 Bee Cave Road
Building One
Austin, TX 78746

The following table shows, as of December 31, 2009, the number of shares of common stock owned by each director and principal officer and by all directors and principal officers of the Company as a group:

Beneficial owner (position)	Shares Currently Owned (1)	Percentage of common Stock Owned (2)
F. Scott Bauer (Director, Chairman and CEO)	245,734	1.4%
Edward T. Brown (Director)	325,525	1.9%
James G. Chrysson (Vice Chairman and Director)	133,217	*
Jeff T. Clark (President)	85,922	*
Robert L. Davis, Jr. (Executive Vice President)	37,117	*
James O. Frye (Director)	403,699	2.4%
Matthew G. Gallins (Lead Independent Director)	102,488	*
Beverly Hubbard Godfrey (Director)	12,466	*
James Hastings (Executive Vice President and CFO)	27,474	*
Lynn L. Lane (Director)	22,735	*
H. Lee Merritt, Jr. (Director)	20,352	*
James C. Monroe, Jr. (Senior Vice President and Treasurer)	16,948	*
Stephen L. Robertson (Director)	3,200	*
W. Samuel Smoak (Director)	24,000	*
William G. Ward, Sr., M.D. (Director)	136,323	*
Directors and principal officers as a group (15 persons)	1,597,200	9.4%

* Owns less than one percent of the outstanding common stock.

(1)
This column includes the number of shares of common stock capable of being issued within 60 days of December 31, 2009, upon the exercise of stock options held by the named individual.  For each director and principal officer listed above, the beneficial ownership includes the following number of shares of common stock that are issuable upon exercise of options that are exercisable within 60 days of December 31, 2009: Mr. Bauer – 24,000; Mr. Brown – 10,000; Mr. Chrysson – 10,000; Mr. Clark – 31,750; Mr. Davis – 10,000; Mr. Frye – 50,000; Mr. Gallins – 10,000; Ms. Godfrey – 9,000; Mr. Hastings – 10,000; Ms. Lane – 15,000; Mr. Merritt – 10,000; Mr. Monroe – 6,000; Mr. Robertson – 3,000; Mr. Smoak – 15,000; Dr. Ward – 10,000; and principal officers and directors as a group – 223,750.  To the Company's knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following common stock which the individual indicates that he or she shares voting and/or investment power: Mr. Bauer – 135,168; Mr. Brown – 162,209; Mr. Gallins – 33,072; Ms. Godfrey – 3,266; Ms. Lane – 6,435; Mr. Monroe – 3,624; Dr. Ward – 38,318; and directors and principal officers as a group – 726,149.

(2)
The ownership percentage of each individual is calculated based on the total of 16,787,675 shares of common stock issued and outstanding at December 31, 2009, plus the number of shares that can be issued to that individual within 60 days of December 31, 2009 upon the exercise of stock options held by the individual.  The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of December 31, 2009 upon the exercise of all stock options held by the group for an aggregate of 17,011,425 shares then outstanding.

PROPOSAL 1: ELECTION OF DIRECTORS

Board size and membership.  Under the Company’s Charter and Bylaws, the number of directors shall be the number the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected.  That number cannot be less than six nor more than fourteen.  The Company’s Charter and Bylaws also provide that the Board shall be divided into three classes, each containing as nearly an equal number of directors as possible, each elected to staggered three-year terms.  The Board, by resolution, has set the number of director seats for the year 2010 at eleven.

Director Independence.  Other than F. Scott Bauer, the Company’s Chief Executive Officer, and James O. Frye, the Company’s Executive Vice President until his retirement on December 31, 2004, all of the members of the Board satisfy the independence requirements as stated in the rules of The Nasdaq Stock Market LLC (“Nasdaq”).  Gallins Foods, Inc., for which Matthew G. Gallins, a director of the Company, serves as Chairman and Secretary, provided beverage supplies to the Company, but the payments for those services did not exceed the safe harbor amounts of the independence standards in the rules of Nasdaq.  A limited liability company, owned in part by James G. Chrysson, a director of the Company, engaged in a related party transaction in 2006 with Southern Community Bank and Trust, the principal subsidiary of the Company, but the payments made to the Bank in the transaction did not exceed the safe harbor amounts of the independence standards in the rules of Nasdaq.

Directors to be elected at this Annual Meeting.  At this Annual Meeting, three directors will be elected to the Board to three-year terms that expire at the Annual Meeting of Shareholders in 2013 or until their successors are elected and qualified, or until their death, resignation or retirement.  These are the Class I directors.

How votes will be counted.  Unless you give instructions to the contrary, the Proxies will vote for the election of the nominees listed below by casting the number of votes for each nominee designated by the appointments of proxy.  If, at or before the meeting time, any of these nominees should become unavailable for any reason, the Proxies have the discretion to vote for a substitute nominee.  Management currently has no reason to anticipate that any of the nominees will become unavailable.

Votes needed to elect.  The three nominees receiving the highest number of votes will be elected.

Nominations.  The Nominating Committee has nominated the three incumbent Class I Board members for election.

Nominees.  The following table shows the names of the nominees for election to the three Board seats, their ages at December 31, 2009, and their principal occupations during the past five years.

Name and age	Year first elected	Principal occupation over last five years

Listed below are the three persons who are nominees for election as Class I directors for three-year terms expiring in 2013:

Matthew G. Gallins, 54	1996
Chairman, Secretary and former President, Gallins Foods, Inc., Winston-Salem, North Carolina; Secretary, MG Foods, Inc., Winston-Salem, North Carolina; Lead Independent Director, Southern Community Financial Corporation (since November 2008).

Beverly Hubbard Godfrey, 56	2007	President and CEO, Coldwell Banker Triad Realtors, Winston-Salem, North Carolina.

William G. Ward, Sr., M.D., 56	1996	Professor of Orthopedic Surgery, Bowman Gray School of Medicine of Wake Forest University, Winston-Salem, North Carolina.

The Board recommends that shareholders vote for the election of each of the nominees for director listed above.  The three nominees receiving the highest number of votes will be elected.

MANAGEMENT OF THE COMPANY
Directors

The following table shows the names, ages at December 31, 2009, and principal occupations during the past five years of the Company's current Class II and Class III Directors.

Name and age	Year first elected	Principal occupation over last five years

Listed below are the four persons serving as Class II directors for three-year terms expiring in 2011:

James O. Frye, 70	2004
Retired; former Executive Vice President and Vice Chairman of the Board, Southern Community Financial Corporation President, The Back Forty, Inc., Sparta, North Carolina; Board member, Newfound Lake Land & Timber Co., Sparta, North Carolina.

Lynn L. Lane, 58	2004	Retired in August 2004; former Senior Vice President and Treasurer, R.J. Reynolds Tobacco Holdings, Inc. (now Reynolds American, Inc.), Winston-Salem, North Carolina.

H. Lee Merritt, Jr., 60	2004	Attorney (solo practice), Mount Airy, North Carolina.

Stephen L. Robertson, 60	2008	President and Chief Executive Officer, Robertson Airtech International, Inc. (design-build mechanical contractor), Charlotte, North Carolina.

Listed below are the four persons serving as Class III directors for three-year terms expiring in 2012:

F. Scott Bauer, 55	1996	Chairman and Chief Executive Officer, Southern Community Financial Corporation; Chairman and Chief Executive Officer (since incorporation), Southern Community Bank and Trust.

Edward T. Brown, 65	2004	President of Brown Farms, LLC, Pinnacle, North Carolina; Board member, Old Belt Farmers, Inc., Pinnacle, North Carolina.

James G. Chrysson, 54	1996	Vice President and Co-owner, C.B. Development Co., Inc. (real estate development), Winston-Salem, North Carolina; Vice Chairman, Southern Community Financial Corporation (since January 2009).

W. Samuel Smoak, CPA, 59	2005
President (since August 2008), Chief Financial Officer and Director, Cook & Boardman, Inc. (architectural building products), Charlotte, North Carolina, since September 2006; prior to that, retired as President, Treasurer and Chief Financial Officer, the Pleasants Group (building supplies holding company), Winston-Salem, North Carolina.

Director Qualifications

A community bank’s primary goal is to foster growth within the community and to serve the local residents’ financial needs.  The Company was created with this objective at the forefront and today it remains a top priority.  Our Board of Directors also holds this priority as a guiding principle.  Since the Bank’s creation in 1996, the Board has represented a cross section of the local community that the Company serves.  Our management and the Nominating Committee of our Board of Directors believe that the Board has been assembled with members that bring a unique set of qualifications, skills and attributes that together best represent a community bank.

Each current director also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance, construction, and real estate. Three of our directors have previous experience in the banking industry.  Three of our directors have significant finance experience and are qualified as audit committee financial experts under the rules of Nasdaq.  Five of our directors have executive management roles in their companies.  Two of our directors have experience in real estate development, which comprises a material portion of our loan portfolio.  One director is an attorney and another has other public company board experience.  The following discussion of each director’s specific experience, qualifications, attributions or skills led to the conclusion that he or she should serve as a director of the Company.

F. Scott Bauer.  Scott Bauer is the Chairman of the Company’s Board of Directors and has held this position since January 2002.  Mr. Bauer has spent his entire career in the banking industry. He obtained a Masters Degree in Banking from Stonier National Graduate School of Banking.  Mr. Bauer has extensive experience in bank operations and in-depth knowledge of banking laws and the regulatory environment.  Following a career concentrated in commercial banking, Mr. Bauer founded Southern Community Bank and Trust in 1995 and the Bank began operations in 1996.  Mr. Bauer has been CEO of the Bank since inception.  Mr. Bauer is very active in local community affairs, serving on the board of various not-for-profit entities and charitable organizations.  In his role as Chairman of the Board of Directors, Mr. Bauer brings his extensive knowledge of banking operations, laws, and regulatory requirements to oversee and coordinate the Board’s deliberations.  Mr. Bauer’s presence in the local community also helps to ensure that the Company’s directors remain informed of local business trends and the impact of the economic cycle on the Bank’s customers, its ongoing operations and its strategy.

Edward T. Brown.  Edward Brown has been involved in the agricultural industry since the early part of his career and has deep experience in growing and developing a business from its conception.  Today, Mr. Brown is President of an agricultural holding company that oversees farm related businesses throughout North Carolina.  Mr. Brown is a well-known leader in the local community with extensive personal and professional contacts.  Mr. Brown was one of the founding members of The Community Bank Board of Directors and served on that Board at the time it was acquired by the Company in 2004.  Following the acquisition, he was appointed to Southern Community’s Board of Directors, bringing with him the knowledge of The Community Bank’s operations and ensuring that the transition following the transaction ran smoothly.  Mr. Brown’s extensive knowledge of community banking as well as general business operations is coupled with his large network of contacts in the communities in which the Company operates.  As a board member, Mr. Brown is often instrumental in fostering new business development which benefits the Company.

James G. Chrysson.  James Chrysson has been a real estate professional for his entire career beginning with a concentration in real estate during his undergraduate studies.  After several years experience as a real estate appraiser, Mr. Chrysson’s real estate activities transitioned into multi-family development projects and commercial real estate development.  Today, Mr. Chrysson is co-owner of a real estate development company headquartered in Winston-Salem, N.C.  Mr. Chrysson was one of the original members of our Board of Directors and was nominated to the Board because of his extensive knowledge and experience as an entrepreneur in the local real estate market, specifically his knowledge and expertise in commercial real estate development.  Mr. Chrysson was appointed Vice Chairman of the Company’s Board of Directors at the beginning of 2009.  In this role, Mr. Chrysson promotes and facilitates continued education for the Board of Directors. Mr. Chrysson also serves as the Chair of the Company’s Nominating and Compensation Committee.

James O. Frye.  James Frye is the former Chairman, President, and Chief Executive Officer of The Community Bank, which was acquired by the Company in 2004.  Following the transaction, Mr. Frye was named a director of the Company.  Mr. Frye has served on the Board of Directors of the Bankers Bank in Atlanta, Georgia as well as on the Board of Directors of the North Carolina Bankers Association.  Mr. Frye currently serves, by appointment of the Governor of North Carolina, as a member of the State Banking Commission, which supervises and regulates the financial services industry.  Mr. Frye has extensive knowledge of banking laws, regulatory issues, and risk management and brings this set of skills and qualifications to his role as director of the Company.

Matthew G. Gallins.  Matthew Gallins is a long standing local entrepreneur with a varied experience of investing in and helping to create and operate various business ventures.  Drawing on both his personal and professional experience, Mr. Gallins has the ability to mediate group discussions and provide oversight and long-term perspective on business development and strategic initiatives.  Mr. Gallins was one of the original members of our Board of Directors.  Mr. Gallins is well-known in the local community and his knowledge of business trends and the economic cycle of the area that the Company serves is one of his key contributions to the Board.  Mr. Gallins was appointed Lead Independent Director of the Board of Directors in 2008.  In addition, Mr. Gallins is Chair of the Company’s Loan Committee, which is integral to the Bank’s loan review and approval process.

Beverly Hubbard Godfrey.  Beverly Godfrey is a second generation leader in the residential real estate business, working in the local communities in which the Company operates.  The Board recruited Ms. Godfrey because of her in-depth knowledge of the residential real estate industry and local real estate trends, including a special interest and expertise in technological innovations relevant to that industry.  Ms. Godfrey provides the Board of Directors with strategic information regarding the current and future local real estate market, which allows the Board insight into a sector that has significantly impacted the Bank’s business during the current economic cycle.

Lynn L. Lane.  Lynn Lane is a finance professional with over thirty years experience in senior finance roles for a major U.S. publicly held corporation ranked in the top U.S. “Fortune 500” company classification in terms of revenue.  During her career, Ms. Lane managed all treasury functions for this company in addition to corporate finance, banking and credit agency relationships, pension fund management, financial risk management, insurance, credit, receivables and cash management.  These responsibilities provided Ms. Lane with the analytical ability to understand how a bank functions in addition to the strategic insight gained from her in-depth experience leading the finance strategy of a major public corporation.  These skills were a major consideration in her appointment to the Company’s Board of Directors.  Based on her finance skills, the Board recruited Ms. Lane specifically to serve as the Company’s Audit Committee Chair.  She currently serves in that role and as one of three Audit Committee Financial Experts.

Ms. Lane was a director of Charles & Colvard, Ltd. (Nasdaq: CTHR) from May 2005 through May 2009.

H. Lee Merritt, Jr. Lee Merritt has practiced law in the Company’s geographical area for over thirty years.  Mr. Merritt’s private law practice includes real estate, corporate law, estate law and litigation. Mr. Merritt served on The Community Bank Board of Directors at the time it was acquired by the Company in 2004.  As a result, he was appointed to the Company’s Board of Directors, bringing with him knowledge of The Community Bank and acted to ensure a smooth transition following the transaction.  Through his local presence and close relationship with many of our customers, Mr. Merritt is in a position to provide the Board of Directors insight on local economic issues, business trends, and growth opportunities for the Company.  Mr. Merritt’s legal background and past experience in a broad range of business and legal situations gives him the ability to evaluate and apply his oversight capability to the Board of Directors, particularly where legal issues arise.  Further, given his legal training, Mr. Merritt brings an in-depth understanding of corporate governance best practices and applies this knowledge and expertise to the Company’s boardroom dynamics.  Mr. Merritt serves as Chair of the Company’s Trust Committee.

Stephen L. Robertson.  Stephen Robertson is President and CEO of a major industrial company headquartered in North Carolina.  He also spent eighteen years in the telecommunications and broadcast industries, giving him significant experience in the operational and financial aspects of running large corporations.  The Board of Directors recruited Mr. Robertson in 2008 to gain from his corporate background and management experience.  Mr. Robertson is very active in the local community, serving on the board of directors for many not-for-profit entities and charitable organizations, including membership on the board of Winston Salem’s largest employer, WFU Baptist Hospital  As a local business and community leader, Mr. Robertson’s insight on local business trends and economic conditions is valuable to the Company.  As a result of his extensive financial experience, Mr. Robertson serves as an Audit Committee Financial Expert.

W. Samuel Smoak.  Sam Smoak is a Certified Public Accountant and has held this certification for over 35 years.  He is currently President of an architectural building supply company with operations in several southeastern cities and has participated in building two separate commercial construction products companies through a series of acquisitions.  Over his career, Mr. Smoak has served as Chief Financial Officer of both privately and publicly held corporations and practiced as a CPA with one of the nation’s largest public accounting firms.  He brings technical knowledge of bank operations and related financial metrics and analysis to the Company’s Board of Directors. Mr. Smoak’s experience in public company finance and related capital market relationships and regulatory filings allows him to advise and offer guidance as the Company’s senior management and its Board of Directors review financial results and prepare external communication for the investment community.  Mr. Smoak serves as an Audit Committee Financial Expert.

William G. Ward, Sr., M.D.  William Ward is an established physician and long standing member of the local community served by the Company.  Dr. Ward was one of the original founders of the Bank and was a member of Southern Community’s initial Board of Directors assembled in 1996 following the creation of the Bank.  As a founding board member, Dr. Ward was extensively involved in the founding and creation of another community bank in 1982.  He was recruited to the Company’s Board of Directors at the time the Bank was being formed because of his knowledge and expertise in “start-up” banking structure and processes.  As a local physician and member of the community, Dr. Ward is able to provide the Company’s Board of Directors with insight into local community trends and economic issues.  Dr. Ward is Chair of the Company’s Investment Committee which coordinates and provides policy oversight on the Company’s investment strategy and operations and the Company’s capital structure.

Director relationships

Board relationships.  No director or principal officer is related to another director or principal officer.

Other directorships: Other than director Lynn L. Lane, no director is or has been during the preceding 5 years a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Board Attendance and Fees

The Board of the Company held thirteen meetings during 2009.  All directors attended at least seventy-five percent of the meetings.  During 2009, non-employee directors received $1,000 for each Board meeting attended, $500 for each committee meeting attended and $100 for participation in an Audit Committee telephone conference call.  In addition to these fees, the Chair of the Audit Committee is paid a $15,000 annual retainer.  Director fees are expected to remain the same for 2010.  It is the policy of the Board that all directors attend shareholder meetings.  All directors attended the 2009 Annual Meeting.

Director Compensation.  This table sets forth certain information regarding the compensation paid by the Bank to our directors during the fiscal year ended December 31, 2009.

2009 DIRECTOR COMPENSATION (1)

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Comp	Total
Name	($)	($)	($)	($)

Edward T. Brown	23,800	-	-	23,800
James G. Chrysson	20,500	-	-	20,500
James O. Frye (2)	23,000	-	398,222	421,222
Matthew G. Gallins	24,000	-	-	24,000
Beverly Hubbard Godfrey	17,500	-	-	17,500
Lynn L. Lane	33,100	-	-	33,100
H. Lee Merritt, Jr.	15,500	-	-	15,500
Stephen L. Robertson	13,500	-	-	13,500
W. Samuel Smoak	19,000	-	-	19,000
William G. Ward, Sr., M.D.	17,500	-	-	17,500

(1) For each director listed above, the following number of shares of common stock are capable of being issued upon the vesting of all stock options held by the named individual: Mr. Brown – 10,000; Mr. Chrysson – 10,000; Mr. Frye – 50,000; Mr. Gallins – 10,000; Ms. Godfrey – 9,000; Ms. Lane – 15,000; Mr. Merritt – 10,000; Mr. Robertson – 3,000; Mr. Smoak – 15,000; and Dr. Ward – 10,000.
(2) Mr. Frye received $91,250 from his consulting agreement with the Company, $91,250 under his non-compete agreement with the Company, and $100,647, $20,218 and $94,857 in distributions under his deferred compensation agreement, pension and supplemental retirement benefit, respectively, during 2009.

Committees of the Board of Directors

The Board has established the committees described below.

•
Executive Committee.  The Executive Committee, between Board meetings and subject to such limitations as may be required by law or imposed by Board resolution, may exercise all of the Board's authority.  No Executive Committee meetings were held in 2009.  During 2009, the members of the Executive Committee were directors F. Scott Bauer (Chair), Edward T. Brown, James G. Chrysson, Matthew G. Gallins, and Dr. William G. Ward, Sr.

•
Audit Committee.  As outlined in the Audit Committee Charter (which is available on the Company’s corporate website located at www.smallenoughtocare.com), the Audit Committee is responsible for insuring that the Board receives objective information regarding Company policies, procedures, and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct.  All of the members of the Audit Committee satisfy the audit committee independence requirements stated in the rules of Nasdaq.  The Audit Committee held four meetings and seven conference calls during 2009.  Please refer to the Audit Committee report below.  During 2009, the members of the Audit Committee were directors Edward T. Brown, Matthew G. Gallins, Lynn L. Lane (Chair), Stephen L. Robertson and W. Samuel Smoak (Vice Chair).  Directors Lynn L. Lane, Stephen L. Robertson and W. Samuel Smoak currently serve as the Audit Committee Financial Experts.  The qualifications of each to serve as Audit Committee Financial Experts are listed above under “Directors” and “Nominees”.

•
Nominating and Compensation Committee.  The Nominating and Compensation Committee performs the dual roles of: (i) identifying individuals qualified to become Board members; and (ii) determining the compensation of the executive officers of the Company and providing oversight to the employee benefit plans for the Company. The Committee’s nominating functions include, among other things, identifying the names of persons to be considered for nomination and election by the Company’s shareholders and, as necessary, recommending to the Board the names of persons to be appointed to the Board to fill vacancies as they occur between annual shareholder meetings.  In identifying prospects for the Board, the Committee will consider individuals recommended by shareholders.  Names and resumes of nominees should be forwarded to the Corporate Secretary who will submit them to the Committee for consideration.  See “Director Nominations” below.  The Committee’s compensation functions include establishing the annual compensation, including salary, stock option plans, incentive compensation and other benefits, for senior management and providing oversight for the employee benefit plans for the Company’s other employees.  The charter for the Nominating and Compensation Committee is available on the Company’s corporate website at http://www.smallenoughtocare.com.  As required by its Charter, each member of the Committee satisfies the independence requirements for serving on a nominating or compensation committee as established by the rules of Nasdaq.  The Nominating and Compensation Committee held four meetings during 2009.  During 2009, the members of the Nominating and Compensation Committee were directors Edward T. Brown, James G. Chrysson (Chair), Lynn L. Lane (Vice Chair), H. Lee Merritt, Jr., Stephen L. Robertson and Dr. William G. Ward, Sr.

•
Other standing committees.  The Board has approved three additional standing committees to which certain responsibilities have been delegated.  They are the Investment Committee, the Board Loan Committee and the Trust Committee.

Corporate Governance:  Board Leadership and Risk Oversight

Chairman of the Board and Chief Executive Officer

F. Scott Bauer serves as the Company’s Chairman of the Board and its Chief Executive Officer.    The Company has determined that combining the role of Chairman and Chief Executive Officer is appropriate for the Company because as Chief Executive Officer, Mr. Bauer is responsible for its day-to-day operations and implementing the Company’s strategies developed by the Board.  This places him in the best position to determine what issues are most pressing for consideration at Board meetings.  The combination of the Chairman and Chief Executive Officer roles also has the advantage of providing a single voice of the Company, which the Board feels is important.

The Board believes that the combined role of Chairman and Chief Executive Officer for a company of our size is appropriate in promoting unity of vision for our leadership and avoiding any potential conflict among our directors.  The Board is aware that there are potential conflicts when an insider chairs the Board, but believes that there are safeguards that mitigate these potential conflicts, such as the designation of an independent Vice Chairman and an independent Lead Director, regular meetings of the independent directors in executive session without the presence of the insiders, the fact that management compensation is determined by a compensation committee composed of independent directors and the fact that our operations are highly regulated by governmental banking agencies.  In addition, the Board has created several standing committees that supervise various operations of the Company.  These committees allow regular monitoring and deeper analysis of the Company.  Two of these committees, the Audit Committee and the Nominating and Compensation Committee, are composed exclusively of independent directors.  All of the Board Committees are chaired by independent directors.

Vice Chairman of the Board

As mentioned above, Mr. Chrysson is the Vice Chairman of the Board and has held this position since November 2008.  The Vice Chairman’s specific role is to preside at all meetings of the Board in which the Chairman is absent.

Lead Independent Director

The Company’s Corporate Governance Guidelines provide that when the Chairman is not independent, the Board will appoint a “Lead Director,” who is required to be an independent director.  The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of the Company.  The Lead Director’s primary responsibilities are to:

•
Establish the agenda for, and preside over, executive sessions of the Board (in which the Chairman of the  Board is not permitted to participate) and confer with the Chairman promptly following those executive sessions to convey the substance of the discussions, subject to any limitations specified during the sessions; and

•	Suggest matters for inclusion on the Board agenda.

The Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors.  In November 2008, the Board designated and appointed Matthew G. Gallins as the Lead Director.  The independent directors meet as a group, led by the Lead Independent Director, on a quarterly basis to underscore the Board’s independence and to address any concerns that may need to be brought to the Chairman and CEO’s attention.  The Board of Directors believe that the Board’s current structure of combined Chairman and CEO is the best one for the Company at this point in time.  The Board’s composition and operational structure assures the directors’ independence and appropriate oversight of the Company’s risk management.

The Board of Directors, excluding the Chairman and Mr. Frye, a former officer of the Company, are all independent directors as defined by the independence requirements established by the rules of Nasdaq.  Responsibility for risk oversight for the Company ultimately rests with the Board of Directors.  The officers of the Company are responsible for managing the Company’s risks on a day to day basis; however, there are formal processes in place at the Board level with the objective of overseeing and mitigating risks.  For example, the Company’s internal audit function has a reporting line to the Chair of the Audit Committee who reviews the Company’s financial situation independent of the CEO.  The Company also has an official “whistleblower” policy.  The Chair of the Audit Committee oversees this process utilizing an outsourced third party firm and is the direct contact for any employee in the Company who wishes to communicate any concerns.  The Nominating and Compensation, Investment and Loan Committees, chaired by independent directors, also monitor and provide risk management oversight regarding the operations of the Company.

Director Nominations

The charter for the Nominating and Compensation Committee is available on the Company’s corporate website located at http://www.smallenoughtocare.com.  At such time as there is a need for nominations to the Board, the Company’s bylaws currently require that nominations for election to the Board shall be made by the Nominating Committee appointed by the Board.  All members of the Board also serve on the Board of Directors of our subsidiary bank.  The banking laws of the State of North Carolina require directors of a bank to own shares of common stock having at least $1,000 in book value as of the last business day immediately prior to the election of such director.  The nomination of any person for election to the Board may also be made by a shareholder entitled to vote on such election if written notice of the nomination of such person is made in writing and delivered or mailed to one of the officers of the Company not less than seven days nor more than sixty days prior to any meeting of shareholders called for the election of directors.  See “DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS - Nominations of directors” in this Proxy Statement for further details.  For both nominees submitted by the Company or a shareholder for election to the Board, the Nominating Committee considers several factors beyond those set forth above in determining whether to nominate a candidate for election to the Board.  These additional factors include the nominee’s personal and professional integrity, ability and judgment and his or her ability to be effective, in conjunction with the other Board members and nominees, in collectively serving the long-term interest of the Company’s shareholders.  The Committee also considers the overall composition of the Board taking into consideration such factors as business experience and the specific areas of expertise of each Board member.

The Nominating Committee of the Company’s Board of Directors has targeted specific and diverse experience for the Board since its inception in 1996 and this practice continues today.  In considering diversity, there are several overriding qualifications that can be applied to a community bank board, and by association, the composition of the Company’s Board of Directors:

•	An understanding of banking regulations and community bank practices;
•	An understanding of local community business trends and economic conditions;
•	Connections within the local community to foster business development;
•	Financial expertise to understand the intricacies of the financial operations that impact the Company’s financial condition; and
•	Awareness of the dynamics in industries and their cycles that directly affect the Company’s short-term and long-term financial stability and strategies.

The Nominating Committee considers “diversity” to be a range of experiences and expertise that fit the above description and selects nominees to the Board based on these characteristics.  This practice is evaluated regularly and applied when a new opening exists on the Board of Directors.  A good case in point was the nomination and election of a residential real estate expert in 2007 at the beginning of the current economic cycle.  Residential real estate is, in part, considered one of the causes of the current economic situation adversely affecting the banking sector.  The nomination and election of a residential real estate expert facilitated the Board of Directors’ access to current trends and cycles of the local real estate market that have a direct impact on the Company’s operations.

The Nominating Committee regularly assesses the qualifications of its directors and ensures that the composition of the Board reflects the local and industry market conditions in which the Company operates.  The Company does not have a specific policy on gender diversity; however, two of its Board members are female.  The overall sentiment of the Nominating Committee and the Board of Directors is that this gender diversity is a positive influence and representative of the constituency which the Company serves.

Shareholder Communications with Directors

The Company encourages all shareholders who wish to communicate with any of the directors to do so electronically by sending an email to the following address: directors@smallenoughtocare.com or by sending such inquiries by mail to the Chair of the Audit Committee.  The Company will forward all communications to the named director or, if no particular director is named, to the appropriate committee of the Board for consideration.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Officers to resolve ethical issues in an increasingly complex business environment.  The Code of Ethics applies to all senior officers, including the Chief Executive Officer, the President, the Chief Financial Officer, and the Treasurer and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission.  The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations.  The Code of Ethics is available on the Company’s corporate website located at http://www.smallenoughtocare.com.  The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website.  Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.  The Audit Committee has also adopted a policy pursuant to the Company’s Audit Committee Charter that establishes procedures for employees to communicate concerns about questionable accounting or auditing matters or other improper activities directly to the Audit Committee through its designee.

Company Transactions with Directors and Officers

In 2009, the Company’s principal subsidiary, Southern Community Bank and Trust, has had, and expects to have in the future, transactions in the ordinary course of the Bank’s business with directors, principal officers and their associates.  All transactions with directors, principal officers and their associates were made in the ordinary course of the Bank’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral, and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectability or presented other unfavorable features.

James O. Frye, the Company’s Executive Vice President until his retirement on December 31, 2004, was party to a consulting agreement with the Company in which he agreed to assist the Company in furthering the development and marketing of its banking relationships in Forsyth, Surry, Stokes, Rockingham and Yadkin Counties, North Carolina, during the term of the agreement for a payment of $91,250 annually.  The agreement also provided that Mr. Frye would not compete with the Company during the term of the agreement for an additional payment of $91,2500 annually.  The agreement terminated on December 31, 2009.

In 2006, a limited liability company, which is owned 24% by James G. Chrysson, a director of the Company, purchased a building from Southern Community Bank and Trust for approximately $1.25 million.  The Bank made a loan to the company in the amount of approximately $1.1 million, which has since been repaid.

As required by the rules of Nasdaq, the Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Company’s Audit Committee.  For purposes of this review, related party transactions include all transactions that are required to be disclosed pursuant to SEC regulations.  In addition to the rules of Nasdaq and the related SEC regulations, the Company’s ethics policy prohibits executive officers and directors from engaging in transactions when there is a conflict with their duty to protect the Company’s interest that will lead to any personal gain or benefit.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and principal officers of the Company are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of the Shares.  Based solely on a review of reports filed by the Company on these individuals’ behalf, all such required reports were timely filed, except that Dr. William G. Ward, Sr. and James Hastings, Chief Financial Officer, each filed one transaction late.

Report of the Audit Committee

In accordance with its written Charter (which is available on the Company’s corporate website located at http://www.smallenoughtocare.com), the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board.  Management has the primary responsibility for preparing the consolidated financial statements and managing the reporting process, including the system of internal controls.  As required by the Audit Committee Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as stated in the rules of Nasdaq.  In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited consolidated financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.

The Audit Committee discussed and reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.  The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence, and considered the compatibility of nonaudit services with the auditor’s independence.

The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.  The Audit Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board (and the Board has approved) that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee: Edward T. Brown, Matthew G. Gallins, Lynn L. Lane (Chair), Stephen L. Robertson and W. Samuel Smoak (Vice Chair).

Compensation Committee Interlocks and Insider Participation

During 2009, no director serving on the Nominating and Compensation Committee was an officer or former officer of the Company or participated in any transaction required to be disclosed under the Securities Act.  Further, during 2009, no executive officer of the Company served as a director or on the compensation committee of another entity of which one of its executives served as a director of the Company or on the Company’s Compensation Committee.

Principal Executive Officers

F. Scott Bauer, age 55, is the Chairman of the Board and Chief Executive Officer of the Company.  He also served as President of the Company from its incorporation until December 2004.  Mr. Bauer became the President and Chief Executive Officer of Southern Community Bank and Trust when the Bank was incorporated and served as its President until December 2001.  Prior to his service with the Bank, Mr. Bauer served as City Executive for Southern National Bank in Winston-Salem, North Carolina, the largest city in the Southern National Bank system, from 1994 until Southern National Bank merged with Branch Banking and Trust Company (“BB&T”) in May 1995, whereupon he continued as City Executive until he resigned to form the Bank in November 1995.

Jeff T. Clark, age 46, became President of the Company in December 2004.  Prior to that, he served as Executive Vice President of the Company.  Mr. Clark joined the Bank in August 1996 prior to its incorporation and, before becoming President of the Bank on December 31, 2001, served as Executive Vice President of the Bank and was responsible for commercial and retail banking.

Robert L. Davis, Jr., age 47, became Executive Vice President – Commercial Banking Executive in August 2003.  Prior to that he served as the Bank’s Vice President of Commercial Banking.  Mr. Davis joined the Bank in 1996.  Mr. Davis has more than 20 years experience in banking and began his career as a commercial lender with Southern National Bank in Winston-Salem, North Carolina.

James Hastings, age 57, became Executive Vice President and Chief Financial Officer in January 2008.  After beginning his career in Boston with Arthur Andersen, Mr. Hastings progressed through a number of accounting and financial positions with Seafirst Corporation and its subsidiary, Seattle-First National Bank.  In 1985, he joined Heritage Bank and served as its Chief Financial Officer for 14 years.  Mr. Hastings has held executive operating roles as the Director of Mortgage Banking at Cape Cod Five Cents Savings Bank and as President and CEO with Federal Savings Bank in New Hampshire.

James C. Monroe, Jr., age 61, became Treasurer of the Company in May 2007 and served as interim Chief Financial Officer from September 2007 until January 2008.  Mr. Monroe has over 35 years of experience in finance in the banking industry.  Prior to his employment with the Bank in April 2007, he served for seven years as an Executive Vice President and Treasurer for two subsidiary banks of The South Financial Group, Greenville, South Carolina - Carolina First Bank in South Carolina and Mercantile Bank in Florida.  He began his banking career in 1970 with the former Wachovia Bank, Winston-Salem, North Carolina and was later employed by BankOne and its predecessor banks in Dallas, Texas.

Compensation Discussion and Analysis

Compensation Philosophy.  Particularly during this challenging environment for banking services and the depressed market for bank stocks, our compensation committee and management believe that shareholder value must drive executive compensation decisions.  While our compensation philosophy has been to maintain a competitive compensation package to attract qualified executive officers, we have a pay-for-performance program that bases compensation decisions on the financial performance of the Company.  Due to economic conditions, our Company’s return to shareholders during 2009 was not what management or our Board of Directors expected.  Even though our performance was favorable when compared to our peer banks, management recommended and the compensation committee agreed that our executive officers’ interests should be aligned with those of our shareholders.  Our core compensation philosophy is that senior management will sacrifice first so that line employees are rewarded for performance.  Our executive officers and senior managers did not receive any bonuses for 2009 performance.  In addition, there were no salary increases for our executive officers and our senior managers during 2009.  Effective August 1, 2009, our executive officers voluntarily reduced their salaries.

Since our Company is not the largest or oldest bank in our market, our growth to date has been dependent on our ability to attract executive officers with the appropriate experience from other financial institutions to join our Company.  To ensure that the Company can continue to attract the appropriate experienced officers to the Bank, the Compensation Committee has maintained an executive compensation package competitive with the Bank's peer group.  The Company’s 2009 executive compensation program was based upon the following principles:

•	Base salaries for executive officers for 2009 were targeted to a range of salaries paid to executive officers of similarly sized banks nationwide and North Carolina peer group banks.
•	Long-term compensation consists only of equity awards where the executive is financially rewarded when there is price appreciation in the Company’s common stock.

The annual performance review for determining executive officer base salaries and long-term equity awards follows a principled, structured framework for analysis.  This analysis focuses on financial performance measures that the Compensation Committee believes best indicate successful management of our business.  We provide our long-term compensation opportunity in stock options and restricted stock, because stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our stockholders.  The qualifications for vesting and other design features of these awards are intended to encourage long-term stock ownership by our executive officers to further motivate them to create long-term stockholder value.

Our commitment to our pay-for-performance mandate is demonstrated by the following:

•	No executive officers or senior managers received a salary increase during 2009.
•	Our executive officers volunteered to a reduction in their base salaries, effective August 1, 2009, due to the expected impact of the economy on the Company’s profitability.
•	Effective August 1, 2009, we reduced our 401(k) plan match from 100% to 50% on the first 6% of compensation that is deferred.
•
We require that the performance targets of our incentive compensation programs be attained and, as a result, the senior executive officers of the Company were paid no annual cash bonuses for performance during years 2003, 2004, 2006, 2008 and 2009.

•	Our restricted stock awards do not vest until the fifth anniversary of the grant and stock option awards vest pro-rata annually over a five-year period, thus encouraging long-term stock ownership.
•	Mr. Bauer refused a salary increase for compensation year 2005.

During compensation deliberations by the Compensation Committee, F. Scott Bauer, our CEO, recommends base salaries other than his own as well as other benefits.  He is also permitted to discuss the targets for incentive compensation where pertinent; however, all final targets are determined by the Compensation Committee.  Mr. Bauer is not permitted to be present while his compensation is being debated or approved by the Compensation Committee.  During deliberations regarding 2009 compensation, Mr. Bauer participated in the discussion of executive compensation other than his own.

While the Compensation Committee believes executive compensation must be attractive enough to encourage executives to join the Company, the Committee also intends to maintain compensation practices that reflect the conservative economic culture in which the Company operates.  The Company does not provide executive officers with reserved parking spaces, separate dining or other facilities, nor does it defray the cost of personal entertainment or family travel.  The health care and other employee benefit programs of the Company are the same for all eligible employees, including the executive officers.

The Compensation Committee annually reviews the elements of executive compensation to determine if they are serving the needs of the Company.  Neither the Compensation Committee or the Company’s management engaged a compensation consultant during the last fiscal year to provide advice or recommendations on the amount or form of executive and director compensation.  After discussing various proposals to provide long-term incentive compensation during 2007, the Compensation Committee adopted a Restricted Stock Plan at the end of 2007 and approved grants of restricted stock to certain employees under that Plan in 2008, 2009 and 2010 for performance during 2007 through 2009.  The Compensation Committee will continue to monitor the components of executive compensation and make changes as appropriate to position the Company to be able to attract and retain the best management possible.

Elements of Executive Compensation. During 2009, the Company's compensation program for executive officers consisted of the following elements: annual salary, periodic grants of stock options and restricted shares of the Company’s common stock under the Company’s stock option and restricted stock plans; employment agreements with the executive officers; retirement benefits; and perquisites established by the Compensation Committee.  The following is a description of the compensation program for the executive officers of the Company during 2009:

Base Salary.  Base salaries for executive officers are annually reviewed and approved by the Compensation Committee.  In years prior to 2009, the Compensation Committee’s preference was to maintain the targeted level of annual compensation for executive officers at just below the mid-point of the salary range for those executive officers at peer institutions.  The Compensation Committee approves salaries based upon a review of the range of salaries earned by executive officers with financial institutions of similar asset size in North Carolina and an analysis of other similarly situated public banking companies nationally.  This data was obtained from third party North Carolina and national surveys of compensation prepared by SNL Securities and America’s Community Bankers and from staff summaries of compensation information as disclosed in the proxy statements of peer North Carolina financial institutions.  In making its final determinations of base salaries for 2009, the Compensation Committee did not use performance thresholds or other measures that directly relate base salaries to operating performance.  It did discuss and consider overall performance of the Company and personal performance when establishing 2009 base salaries.  Based upon their performance during 2008, the 2009 base salaries of the executive officers were initially maintained at their 2008  level but the officers voluntarily reduced their salaries beginning in August 2009.

Annual Cash Incentive Compensation.  In years prior to 2009, annual cash incentive compensation awards for executive officers were approved by the Compensation Committee based on each executive officer's base salary provided the Company achieved 95% of its budgeted net income.  For 2009, the Company eliminated its annual cash incentive compensation plan as a component of executive officers’ compensation program because the Company is prohibited under Treasury regulations as a TARP recipient from paying a cash performance bonus to its executive officers.

Stock Options.  The Compensation Committee believes that long-term incentives, such as stock options, align the executive officers' interests with those of other shareholders and encourage significant stock ownership.  The option recipients, including the executive officers, will receive value from option grants only to the extent that the price of the Company’s stock exceeds the per share price of the option on the date of grant.  Under the Company’s incentive stock option plans (“ISO Plans”), the Compensation Committee grants to selected key employees options to purchase the Company’s common stock at a price equal to the fair market value of the shares on the date of grant.  Eligible employees under the ISO Plans are those key employees who, in the judgment of the Compensation Committee, are in a position to materially affect the overall success of the Company by reason of the nature and extent of their duties.  There were no stock option awards to any of the Company’s executive officers in 2009.

Restricted Stock Grants.  The Compensation Committee adopted a Restricted Stock Plan in 2007 in order to provide another long-term incentive plan and reduce the Company’s reliance on stock options to reward executive officers and employees.  Restricted stock awards have a vesting period of five years.  The stock is “restricted” because it cannot be sold or transferred until the vesting period (or restriction period) has lapsed.  That means any grant of restricted stock will be forfeited if the officer or employee leaves the employment of the Company prior to the end of the vesting period.  The Compensation Committee made grants under this Plan in 2009 for performance during 2008 and made grants under the Plan in 2010 for performance during 2009.   None of the executive officers received restricted stock grants for their 2009 performance.

The Compensation Committee adopted the Long Term Incentive Plan (“LTIP”) in 2008 to replace a three year cash incentive plan the Company formerly employed.  Under the LTIP, executive officers are eligible for annual awards of restricted stock if the Company achieves a 5% increase in earnings per share annually.  Because there was a decrease in the Company’s earnings per share for 2009, no executive officers were awarded restricted stock grants under the LTIP.

Employment Agreements. Since its beginnings, the Company has maintained that its growth is dependent on the stability of its executive management team.  The Compensation Committee believes that employment agreements are an important tool for maintaining that stability, specifically the covenants preventing the officers from competing with the Bank.  Non-competition covenants reduce the risks to the Bank that an officer might terminate employment and begin employment with one of the Bank’s competitors.  Therefore, from its incorporation, the Bank has been a party to written employment agreements with its executive officers.  A description of the material terms of the employment agreements with the executive officers is described below under “Executive Compensation.”  The Compensation Committee believes that employment agreements have aided the Company in retaining key executives and have contributed to the success of the Company.

These employment agreements include severance provisions and restrictive covenants.  However, due to the Treasury’s Interim Final Rules for TARP recipients released in June 2009, the Company is prohibited from paying any “golden parachute” payment to the Senior Executive Officers, or “SEOs”, and the next five most highly compensated employees, which includes the Company’s executive officers.  A “golden parachute” payment is defined as any payment due to the departure of the employee for any reason, except a payment for services performed or benefits accrued.  The Company may not defer the payment until after the TARP investment has been repaid by the Company.

Appropriate severance allows the Company to cleanly separate the executive officer and avoid prolonged contact with the Company’s employees.  In addition, the employment agreements contain restrictive covenants for the Bank’s benefit following terminations of employment prohibiting the executive from:

•	Competing with the Bank following employment termination except under certain circumstances;
•	From soliciting Bank employees and customers; and
•	From divulging confidential information obtained while employed with the Bank.

These provisions are intended to protect the Bank by preventing an executive from competing against the Bank during his or her compensation continuance period and by preventing disclosure of confidential or proprietary Bank information.

The employment agreements also provide change of control payments under certain circumstances to reward the Bank’s executive officers for their efforts in building the Company while reducing the reluctance of the executive officers to pursue potential transactions that might benefit the long-term interests of shareholders but involve a change of control of the Company.  For executive officers other than the Company’s two most senior executive officers, the employment agreements do not provide for change of control payments solely because of a change of control of the Bank.  An additional triggering event must occur following the change of control in order for the Bank to make any change of control payments to these officers.  The defined triggering events were selected to provide the Company with protection from executive competition and to avoid unwarranted terminations of employment that could harm the Company’s business or financial condition.  However, as noted above, Treasury regulations prohibit the Company from making any of these payments while the Company holds a TARP investment.

Because Federal tax rules limit the amounts that each executive officer may receive in the event of a change of control, the Compensation Committee previously agreed to provide its two most senior executive officers, Mr. Bauer and Mr. Clark, with a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by the executive in connection with a change in control that are deemed to be “excess parachute payments” for Federal tax purposes.  However, the Company is prohibited from making any tax gross-up payments on compensation to the SEOs and the next twenty most highly compensated employees until the TARP investment has been repaid by the Company.

The Compensation Committee believes that our senior executive officers should not be required to incur the expenses associated with the enforcement of their rights under the employment agreements, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the executive officers under the employment agreements.  The employment agreements therefore also provide Mr. Bauer, Mr. Clark, Mr. Davis and Mr. Hastings legal fee reimbursement up to certain limits so that they will not be forced to negotiate settlement of their rights under the employment agreements following a change of control under threat of incurring expenses.  However, Mr. Bauer, Mr. Clark, Mr. Davis, Mr. Hastings and Mr. Monroe have executed documents under which each executive has agreed to waive any of their rights and benefits under either their employment agreement or their salary continuation agreement that would put the Company out of compliance with any of the laws or regulations restricting the payment of executive compensation to a TARP recipient.

Retirement Payments. The Compensation Committee strongly believes that comprehensive post-retirement benefits for all employees who reach retirement age is part of a competitive compensation program.  The Bank’s retirement benefits program, available to all employees generally, consists of the 401(k) Plan and the Bank’s participation in the federal Social Security program.  In addition, for highly compensated employees, including the executive officers, the Bank has executed supplemental executive retirement agreements and maintains a non-qualified supplemental 401(k) savings plan that matches contributions of plan participants that exceed the federal limit of income for participation in the 401(k) Plan.  The components of the Company executive retirement program are:

Matching Contributions to 401(k) Plan.  The 401(k) Plan is a voluntary defined contribution benefit plan under the Internal Revenue Code, designed to provide additional incentive and retirement security for eligible employees of the Bank.  All Bank employees over the age of 21 are eligible to participate in the 401(k) Plan.  The executive officers participate in the 401(k) Plan on the same basis as all other eligible employees of the Bank.  Under the 401(k) Plan, each eligible employee of the Bank may elect to contribute on a pre-tax basis to the 401(k) Plan, subject to certain limitations that lower the maximum contributions of more highly compensated participants.  Prior to August 2009, the Bank matched 100% of an employee’s contributions to the 401(k) Plan up to a maximum limit of 6% of the employee’s compensation.  Effective August 1, 2009, the Bank reduced its match up to 50% of the first six percent of compensation that is deferred under the 401(k) Plan.  In keeping with the Compensation Committee’s belief in tying the financial interests of the employees to those of the shareholders, employees may direct the Bank match to be invested in common stock of the Company purchased on the open market and employees may elect to have their 401(k) Plan funds used to purchase additional common stock of the Company on the open market.  Accounts under the 401(k) Plan are adjusted for investment gains and losses based on the performance of the investment choices selected by the participant.

Supplemental non-qualified 401(k) deferrals. Due to the Internal Revenue Code limitations that lower the maximum contributions of highly compensated participants (all employees with salaries in excess of $110,000), the Compensation Committee approved a supplemental non-qualified 401(k) deferral plan that permits the Bank’s highly compensated employees to defer additional income.  The Bank matches the officers’ contributions up to the maximum amount permitted under the qualified 401(k) plan.  Contributions to both the qualified and non-qualified plan count against the maximum Bank match.  A description of the material terms of the supplemental deferrals is included below under “Executive Compensation.”  While this is a benefit to the executive officers, it was primarily intended to benefit the highly compensated employees of the Company who are not parties to salary continuation agreements.

Supplemental Executive Retirement Agreements.  The Company maintains non-tax qualified supplemental executive retirement agreements with certain senior executive officers to supplement the amount that these officers can defer under the Bank’s 401(k) Plan because of the Internal Revenue Code limitations on the amount of compensation that may be deferred under the 401(k) Plan.  These Salary Continuation Agreements and, for certain officers, Split Dollar Agreements are designed to provide additional retirement benefits to these senior executive officers at their normal retirement dates.  Such agreements are a common component of the compensation packages of the peer companies with which the Bank competes, and of the financial institution industry generally.  The Compensation Committee believes that these agreements should be a part of the Bank’s compensation system because they are necessary to:

•	Retain the existing officers of the Bank with a compensation package that is competitive in our industry; and
•	Match the compensation packages of officers the Bank wishes to recruit.

The goal of the Salary Continuation Agreements is to provide a defined benefit so that at retirement, each executive officer’s total benefits, including Social Security benefits, will equal 60% of his or her estimated final base pay.  Each agreement’s defined benefit is intended to fill the gap between the 60% of final base pay target versus the sum of Social Security benefits, the 401(k) Plan deferrals, and the Salary Continuation Agreement payments.  The Bank owns life insurance policies on the lives of certain of the participating executive officers in order to offset the cost of future funding of the retirement benefit payments under the Salary Continuation Agreements.  The Compensation Committee periodically reviews the defined benefit stated in each officer’s Salary Continuation Agreement to ensure that target benefits are being maintained at 60% of final base pay and that the life insurance accruals will offset the cost to the Company of the retirement benefits.  Material provisions of the Salary Continuation Agreements are described below under “Executive Compensation.”

Provided the Bank only pays the executive officers the vested accrued benefits under the salary continuation agreements upon attainment of their retirement dates, these benefits would qualify as accrued compensation under the Treasury’s TARP regulations and would be payable while the Bank holds a TARP investment.

Perquisites and other benefits.  In addition to the benefits described above, the Company provides its executive officers with certain perquisites that the Compensation Committee considers usual and customary within the Company’s peer group to assist the Company in remaining competitive in the market for experienced management.  For instance, the Bank provides the CEO with use of an automobile, long-term health care insurance, personal term life insurance, reimbursement of the officer’s cost for disability insurance  and payment of his country club expenses.  The President is provided with the use of an automobile, payment of his country club expenses, and reimbursement of his cost for disability insurance.  For additional information regarding the perquisites made available to the Company’s executive officers during 2009, please see the description of the employment agreements under “Executive Compensation” and the footnotes to the “All Other Comp.” column of the Summary Compensation Table.

Executive management also participates in the Bank’s employee benefit plans, including medical and dental plans and other insurance programs, on the same basis as all eligible employees.  Banking regulations prohibit executive management from participating in employee discount programs for certain Bank products.  In accordance with Treasury regulations, the Company adopted a policy prohibiting the payment of excessive or luxury expenditures.

Limitations on Executive Compensation by Federal Law and Treasury Regulations.  On December 5, 2008, the Company sold preferred stock and a warrant to purchase common stock to the Treasury under TARP.  As a condition to the purchase of the Company’s preferred stock by the Treasury, the Company agreed to certain restrictions on executive compensation, including limitations on amounts payable to certain executives under severance arrangements and change in control provisions of employment contracts and clawback provisions in compensation plans.  In June 2009, the Treasury adopted new rules to implement the requirements of the American Recovery and Reinvestment Act of 2009, which imposed a number of restrictions on executive compensation in addition to those agreed to by the Company at the time of the Treasury investment.  Among other things, these rules have affected the compensation policies of the Company by:

•	Requiring that the Compensation Committee of the Board to meet at least every six months and to undertake various reviews of the risks presented to the Company by its compensation practices;
•	Increasing the number of employees subject to clawback of incentive compensation in the event of inaccurate financial statements by the Company;
•	Prohibiting the Company from paying any severance compensation to certain executives even where the Company has a contractual obligation to make those payments;
•	Limiting the amount of incentive compensation payments to certain executives and only permitting those payments in the form of restricted stock or units;

•	Limiting the maximum monetary value of any restricted stock grant to no more than one-third of the executive’s total annual compensation;
•	Requiring the Company to permit a non-binding shareholder vote on the Company’s executive compensation;
•	Requiring the Company to adopt an excessive or luxury expenditures policy;
•	Prohibiting the Company from paying any tax gross-ups on compensation for certain executives; and
•	Requiring the Company to identify a number of its most highly compensated employees.

During the period that the Company holds a TARP investment by the Treasury, these laws and regulations will have an effect on the relative proportion of different types of compensation that we may pay to our executive officers.  The proportion of salary to total direct compensation will likely increase as a result of the elimination of the annual cash incentive and stock options, and the limits on the amount of restricted stock that may be granted.  The impact of these limits is summarized below:

Compensation Element	No TARP Investment	During TARP Investment
Salary	* cash only	* cash
* 2/3rds of total direct
compensation
Annual Incentive	* cash	* not allowed
Long-Term Incentive	*stock options	* limited to long-term
	* restricted stock	restricted stock
* limited in amount to 1/3rd
total direct compensation

Other Regulations

On October 22, 2009, the Federal Reserve issued proposed guidance on incentive compensation.  The guidance includes three principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the banking organization.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

The guidance is immediately effective under the Federal Reserve’s power to regulate the safety and soundness of financial institutions.  The Federal Reserve will apply the guidance to all U.S. financial institutions.  We expect to better understand how this guidance will affect us in the coming months.

Compensation Policies that Affect Risk Management

In years prior to 2009, the Company’s compensation program for executive officers included annual cash incentive compensation awards.  For 2009, the Company eliminated this component of its executive compensation program as the Company is prohibited from paying a cash performance bonus to its executive officers as a TARP recipient.

In addition to our executive officers, we utilize incentive compensation plans for a certain group of employees whose primary function is to generate production volumes, particularly in mortgage origination and investment brokerage.  We structure these compensation plans to drive behaviors that directly affect revenue.  Most of these plans are either commission plans, fully or partially, or incentive plans.  Commission plans pay based on production less a monthly draw.  Incentive plans pay based on formulas tied to new sales and revenue growth above a threshold.

We manage risks that may arise from our incentive compensation in the following ways:

•
Balanced Risk-Taking Incentives.  We balance incentive compensation arrangements with our financial results.  We review our incentive plans regularly to ensure that they do not provide incentives to take excessive or unnecessary risks.

•
Controls and Risk Management.  We use risk management processes and internal controls to reinforce and support the development and maintenance of our incentive compensation arrangements.  For example, commission-based mortgage loan officers do not have loan approval authority.

•	Strong Corporate Governance. Our senior leaders regularly review the effectiveness of our incentive plans.

•	Management of Risk.

—	Clawbacks and Forfeitures. We expanded our clawback and forfeiture provisions for all applicable incentive compensation plans.
—
Qualified Production.  Our incentive plans include language that reinforces our compliance and control policies.  Examples include the exclusion of certain types of transactions or sales from commission calculations due to exceptions and the potential to forfeit awards as a result of realized losses.

Compensation Committee Report

In fulfilling its oversight responsibilities, the Nominating and Compensation Committee discussed and reviewed the Compensation Discussion and Analysis with management.  Based on this discussion and review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee certifies that:

(1)  It has reviewed with senior risk officers the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)  It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company;

(3)  It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

This report is submitted by the Nominating and Compensation Committee: Edward T. Brown, James G. Chrysson (Chair), Lynn L. Lane (Vice Chair), H. Lee Merritt, Jr., Stephen L. Robertson and Dr. William G Ward, Sr.

PERFORMANCE GRAPH

The following graph provides an indicator of the cumulative total shareholder returns for the Company as compared with the Nasdaq Composite Index and SNL Securities’ Southeast Bank Index.  Historical price performance during this period may not be indicative of future stock performance.

	Period Ending
Index	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
Southern Community Financial Corporation	100.00	88.87	100.92	66.60	36.86	24.10
NASDAQ Composite	100.00	101.37	111.03	121.92	72.49	104.31
SNL Southeast Bank	100.00	102.36	120.03	90.42	36.60	36.75

Source: SNL Financial LC, Charlottesville, VA
© 2010

Executive Compensation

Cash Compensation.  During 2009, all employees were compensated by the Bank, the principal subsidiary of the Company.  This table sets forth certain information regarding the compensation paid by the Bank to or for (i) our current Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), and (ii) the other three executive officers who were serving as such at December 31, 2009 (our “named executive officers”).

SUMMARY COMPENSATION TABLE

						Non-	Non-
						Equity	qualified
				Stock	Option	Incentive	Deferred	All Other
Name			Salary	Awards	Award	Comp.	Comp.	Comp.		Total
and Position	Year		($) (1)	($)	($)	($)	($)	($)		($)
F. Scott Bauer,	2009		367,188	-	-	-	149,340	51,582	(2)	568,110
Chairman and CEO	2008		375,000	-	-	-	135,315	40,442	(3)	550,757
	2007		355,008	-	-	108,000	122,595	63,258	(4)	648,861

Jeff T. Clark,	2009		271,563	-	-	-	33,255	31,929	(5)	336,747
President	2008		275,000	-	-	-	29,865	25,943	(6)	330,808
	2007		255,000	-	-	75,000	26,791	51,411	(7)	408,202

Robert L. Davis, Jr.,	2009		215,754	-	-	-	31,024	29,695	(8)	276,473
EVP	2008		218,280	13,960	-	-	27,879	23,361	(9)	283,480

James Hastings,	2009	(10)	221,520	-	-	-	25,175	19,505	(11)	266,200
EVP and CFO	2008	(12)	190,760	-	16,332	-	11,392	8,222	(13)	226,706

James C. Monroe, Jr.,	2009	(14)	196,833	-	-	-	41,779	19,543	(15)	258,155
Treasurer	2008		200,000	6,980	-	-	45,261	16,111	(16)	268,352
	2007	(17)	128,056		5,331	30,000	20,890	7,450	(18)	191,727

(1)	Effective August 1, 2009, the senior executive officers agreed to a reduction in their annual base salaries of 5% for Mr. Bauer and 3% for the other SEOs for one year until July 31, 2010.
(2)
Includes the Bank’s contribution of $13,233 on behalf of the officer under the Bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“401(k) Plan”), the Bank’s payment of $10,433 for long term health care coverage, the Bank’s accrued cost of $5,950 for providing an automobile, the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) Plan, the Bank’s cost to provide $500,000 in personal term life insurance, the Bank’s reimbursement of the cost of disability insurance, and the Bank’s reimbursement of country club fees.  Mr. Bauer is capable of being issued 24,000 shares of common stock upon the vesting of all stock options held by him.

(3)
Includes the Bank’s contribution of $13,860 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s payment of $10,433 for long term health care coverage, the Bank’s accrued cost of $6,238 for providing an automobile, the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) Plan, the Bank’s cost to provide $500,000 in personal term life insurance, the Bank’s reimbursement of the cost of disability insurance and payment of the tax liability for the same, and the Bank’s reimbursement of country club fees.

(4)
Includes the Bank’s contribution of $14,950 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost of $15,321 for providing an automobile, the Bank’s payment of $10,433 for long term health care coverage, the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) plan, the Bank’s cost to provide $500,000 in personal term life insurance, the Bank’s reimbursement of the cost of disability insurance and payment of the tax liability for same, and the Bank’s reimbursement of country club fees.

(5)
Includes the Bank’s contribution of $4,542 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost of $6,393 for providing an automobile, the Bank’s reimbursement of the cost of disability insurance and the Bank’s reimbursement of country club fees.

(6)
Includes the Bank’s contribution of $2,750 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost of $15,125 for providing an automobile, the Bank’s reimbursement of the cost of disability insurance and payment of the tax liability for same, and the Bank’s reimbursement of country club fees.

(7)
Includes the Bank’s contribution of $15,300 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost of $15,114 for providing an automobile, the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) plan, the Bank’s reimbursement of the cost of disability insurance and payment of the tax liability for the same, and the Bank’s reimbursement of country club fees.

(8)
Includes the Bank’s contribution of $10,619 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s reimbursement of country club fees of $10,340, and the Bank’s reimbursement of the cost of disability insurance.

(9)	Includes the Bank’s contribution of $15,500 on behalf of the officer under the Bank’s 401(k) Plan and the Bank’s reimbursement of country club fees.
(10)	Includes $6,202 from workmen’s compensation insurance from the Company’s carrier to the executive in lieu of a portion of regular salary.
(11)	Includes the Bank’s contribution of $10,727 on behalf of the officer under the Bank’s 401(k) Plan and the Bank’s reimbursement of the cost of disability insurance.
(12)	Employment began effective January 28, 2008.
(13)	Includes the Bank’s contribution of $6,756 on behalf of the officer under the Bank’s 401(k) Plan.
(14)	Includes $6,202 from workmen’s compensation insurance from the Company’s carrier to the executive in lieu of a portion of regular salary.
(15)	Includes the Bank’s contribution of $9,704 on behalf of the officer under the Bank’s 401(k) Plan and the Bank’s reimbursement of the cost of disability insurance.
(16)	Includes the Bank’s contribution of $13,656 on behalf of the officer under the Bank’s 401(k) Plan.
(17)	Employment began effective April 16, 2007.
(18)	The Bank’s contribution on behalf of the officer under the Bank’s 401(k) Plan and the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) plan.

Employment Agreements.  The Bank and the Company are parties to employment agreements with F. Scott Bauer, Chairman of the Board and Chief Executive Officer of the Company, Jeff T. Clark, President of the Company, James Hastings, Chief Financial Officer of the Company, and Robert L. Davis, Jr., Executive Vice President of the Bank.  As previously mentioned, we became subject to certain executive compensation restrictions under federal law and Treasury regulations because we participated in TARP in December 2008 and the Treasury’s preferred stock investment in the Company is still outstanding.  Under these rules, while the Bank holds a TARP investment, it is prohibited from paying certain officers, including our named executive officers, any compensation other than for accrued benefits or current services, even if there was a contractual obligation of the Company to make those payments that existed prior to the TARP investment.  The following description of the benefits due to the named executive officers includes payments for other than accrued benefits or current services, so those payments are prohibited while the Company holds a TARP investment.

The agreements with Mr. Bauer, Mr. Clark, Mr. Hastings and Mr. Davis are similar (“Officer Agreements”).  The term of each Officer Agreement is for three years.  On each anniversary of the effective date of the Officer Agreements, the terms are automatically extended for an additional one-year period beyond the then effective expiration date unless written notice from the employer or the officer is received 90 days prior to the anniversary date advising the other that the agreement shall not be further extended.  The Officer Agreements automatically terminate when the officers attain age 65.  In addition, each officer has the option to terminate his respective agreement upon sixty days' written notice to the employer.  While each officer is employed and for two years following termination of employment, the Officer Agreements prohibit the officer from competing with the employer.

Under the Officer Agreements, each officer receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the employer. Under the Officer Agreements, each officer is entitled to all fringe benefits that are generally provided by the employer for its employees, to payment of his country club expenses, to reimbursement of the officer’s cost for disability insurance (including compensation for the federal and state income taxes imposed as a result of the reimbursement), and to contractual indemnification against liabilities arising out of service as an officer of the employer.  In addition, Mr. Bauer’s agreement provides that he shall be nominated to serve as a director of the Bank and the Company and that he be provided long-term care insurance paid up at age 60 (owned exclusively by Mr. Bauer) and life insurance providing a death benefit of no less than $500,000.  Under their employment agreements, Mr. Bauer and Mr. Clark are provided with the use of an automobile pursuant to the policies of the employer.

Under the Officer Agreements, each officer may terminate employment for Good Reason, which includes any reduction in base pay, any assignment of duties or responsibilities which are not commensurate with the officer’s status (including failure to elect Mr. Bauer to the Board of Directors of the Bank and the Company), any material breach of their employment agreement by the employer, or a transfer of the officer’s principal work location more than fifteen (15) miles (thirty miles for Mr. Hastings) from his then current principal work location.  Following such Good Reason Termination (which occurs after the repayment of the TARP investment), the employer is required to pay the officer’s base salary for the remaining term of the employment agreement and to continue all insurance and medical benefits for the remaining term of the employment agreement or until the officer is reemployed or dies.

The Officer Agreements also grant each officer the contractual right to negotiate Salary Continuation Agreements that provide annual benefits upon separation from service on or after age 62 for Mr. Bauer, Mr. Clark and Mr. Davis, on or after age 64 for Mr. Monroe and on or after age 65 for Mr. Hastings.  See “Retirement Benefits” below for a further discussion of the payments under their Salary Continuation Agreements.

The Bauer and Clark Officer Agreements also provide that in the event of a change of control, certain payments must be made to each officer, which will be payable if the change of control occurs after the TARP investment has been repaid.  If these payments would cause the imposition of excise taxes under Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the employer must reimburse the officer an amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes.  The Davis and Hastings Officer Agreements provide for certain payments to each officer upon the occurrence of certain events following a change of control of the Company which occurs after the TARP investment has been repaid.  See “Potential Payments Upon Change in Control” below for a further discussion of these payments.  The Officer Agreements also provide for reimbursement of legal fees up to $500,000 for Mr. Bauer and Mr. Clark and up to $200,000 for Mr. Davis and Mr. Hastings, if the officer is required to seek legal advice to enforce his employment agreement following a change of control.  A "change of control" is defined, under both the Officer Agreements and the Salary Continuation Agreements discussed below, to mean any of the following events:

•	Any person or group acquires beneficial ownership representing more than fifty percent (50%) of the fair market value or voting power of the Company’s securities; or

•
During any period of twelve consecutive months, any person or group acquires beneficial ownership representing thirty-five percent (35%) or more of any class of voting securities of the Company, or a majority of the Company’s Board is replaced by individuals who were not appointed, or whose election was not endorsed in advance, by a majority of the Company’s Board; or

•	During any period of twelve consecutive months, any person or group acquires more than forty percent (40%) of the assets of the Company.

The Bank is party to an employment agreement with James C. Monroe, Jr., Treasurer of the Company.  The term of the Monroe agreement is for two years.  On each anniversary of the effective date of his employment agreement, the term is automatically extended for an additional one-year period beyond the then effective expiration date unless written notice from the Bank or Mr. Monroe is received advising the other that the agreement shall not be further extended.  Mr. Monroe has the option to terminate his employment agreement upon sixty days' written notice to the Bank.  While employed by the Bank and for two years following termination of employment, his employment agreement prohibits Mr. Monroe from competing with the Bank.  Under his employment agreement, Mr. Monroe receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Board of Directors of the Bank, and is entitled to all fringe benefits that are generally provided by the Bank for its employees and executive officers.  His employment agreement also provides for certain payments to Mr. Monroe upon the occurrence of certain events following a change of control of the Company which occurs after the TARP investment has been repaid.

Plan-Based Awards.  There were no incentive compensation plan-based awards, either in stock options or in restricted stock or under an annual cash-based incentive compensation plan, made to the executive officers during 2009.

Annual incentive compensation plan. These awards are earned during each fiscal year based on the Company’s net income as a percentage of the budgeted amount for the year.  All awards earned are paid in cash, provided the participants continue to be actively employed by the Bank.  The target opportunity is 70% of base salary for Mr. Bauer, 60% of base salary for Mr. Clark, and 50% of base salary for the other participating officers.  The payouts of the target bonus are as follows:
Percentage of budgeted net income:	95%	100%	105%	110%	115%	120%	or more
Payout percentage of target bonus:	50%	100%	125%	150%	175%	200%
No awards are made if the Company does not achieve at least 95% of the budgeted amount of net income for the year.  There were no awards made under this plan for 2009 performance.  There were no awards made under this plan for 2008 performance.  Awards made under this plan for 2007 performance are included under Non-Equity Incentive Plan Compensation in the “Summary Compensation Table” above.  Treasury regulations prohibit the payment of any cash incentive awards for performance in 2009.

Outstanding Equity Awards at Fiscal Year-End. The following tables contain information with respect to outstanding equity awards of the Company held by the named executive officers at December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
						Market
					Number	Value of
					of Shares	Shares or
	Number of Securities				of Stock	Units of
	Underlying Unexercised		Option	Option	That	Stock That
	Options		Exercise	Expiration	Have Not	Have Not
	(#)		Price	Date	Vested	Vested
Name	Exercisable	Unexercisable	($)	(#)	(#)	($) (1)
F. Scott Bauer	24,000	-0-	10.04	10/23/2013	-	-
Jeff T. Clark	15,750	-0-	6.51	8/22/2012	-	-
	16,000	-0-	10.04	10/23/2013	-	-
Robert L. Davis	10,000	-0-	10.04	10/23/2013	-	-
	-	-	-	-	2,000	4,540
James Hastings	10,000	-0-	7.08	5/28/2018	-	-
James C. Monroe	6,000	4,000	10.13	4/16/2017
	-	-	-	-	1,000	2,270

(1)  Market value based on the per share price of the Company’s common stock on December 31, 2009 of $2.27.

Option Exercises. There were no stock options exercised by the executive officers during 2009.

Retirement Benefits.   Supplemental 401(k) Plan.  During 2007, the Bank adopted a supplemental non-qualified 401(k) plan for highly compensated employees whose ability to defer income until retirement is limited due to Code restrictions applicable to tax-qualified plans.  This supplemental plan allows highly compensated employees to contribute to the plan up to 50% of their annual compensation after reaching the 401(k) Plan’s deferral limits.  Prior to August 2009, the Bank matched the first six percent of compensation that is deferred into the supplemental plan, which vests twenty percent per year over five years.  Effective August 1, 2009, the Bank reduced its match to 50% of the first six percent of compensation that is deferred in either 401(k) plan.  All amounts deferred under the non-qualified 401(k) plan, including the Bank’s match, are held in trust and are subject to the claims of creditors of the Bank.  Participants in the supplemental non-qualified 401(k) plan are not subject to income tax on the amounts contributed, and the Bank does not receive an expense deduction, until the deferred amounts are paid to the participants.

As under the 401(k) Plan, accounts under the non-qualified 401(k) plan are adjusted for investment gains and losses based on the performance of the investment choices selected by the participant.  These investment choices are similar in type and asset class to the investment choices available under the 401(k) Plan.  Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plan.

Supplemental 401(k) Plan

	Executive	Bank	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in 2009 ($)	in 2009 ($)	in 2009 ($)	Distributions	in 2009 ($)
F. Scott Bauer	-	-	6,965	-	17,270
Jeff T. Clark	-	-	2,286	-	8,904
James C. Monroe, Jr.	-	-	(646)	-	1,218

Salary Continuation Agreements. The following table contains information with respect to unfunded nonqualified retirement benefits due to the named executive officers pursuant to certain Salary Continuation Agreements between the Bank and the named executive officers:

Salary Continuation Agreement

			Payments
	Number of Years of	Present Value of	During Last
Name	Credited Service (#)	Accumlated Benefit ($) (1)	Fiscal Year ($)
F. Scott Bauer	13	609,612	-0-
Jeff T. Clark	13	144,001	-0-
Robert L. Davis, Jr.	13	135,128	-0-
James Hastings	2	36,560	-0-
James C. Monroe, Jr.	3	107,930	-0-

(1)	The present value shown is calculated using the benefit accrual balance discounted at the rate of 7.00%.

Pursuant to the terms of the Officers Agreements, the Bank is a party to Salary Continuation Agreements with Mr. Bauer, Mr. Clark, Mr. Davis, Mr. Hastings and Mr. Monroe.  The Bank has purchased, and is the primary beneficiary, of life insurance policies on certain officers which are intended to offset the cost of these retirement benefits.  These benefits are unfunded and are not intended to constitute a tax-qualified retirement plan under Section 401(a) of the Code.  Upon attainment of age 62 for Mr. Bauer, Mr. Clark and Mr. Davis, the Salary Continuation Agreements provide each of these executive officers with an annual retirement benefit for the life of each officer.  The annual benefit for Mr. Bauer is currently $188,504.  The annual benefit for Mr. Clark is currently $150,490.  The annual benefit for Mr. Davis is currently $112,683. On August 1, 2017, the Salary Continuation Agreement for Mr. Hastings provides an annual retirement benefit of $40,000 for life.  On June 1, 2012, the Salary Continuation Agreement for Mr. Monroe provides an annual retirement benefit of $25,000 for life.  Mr. Bauer, Mr. Clark and Mr. Davis are fully vested in the accrued benefits under these agreements.  Mr. Hastings and Mr. Monroe have not vested in any accrued benefit under these agreements and will become fully vested under these agreements following five years of employment with the Bank.

The Bank is also a party to Split Dollar Agreements with Mr. Bauer, Mr. Clark, and Mr. Davis which provide for the payment of certain death benefits if the officer dies prior to termination of employment.  The death benefit for Mr. Bauer is 85% of the net death proceeds (which is the amount remaining after deduction of the cash surrender value of the policies).  Amounts not paid to the officers are retained by the Bank to fund its salary continuation obligations.  The death benefit for Mr. Clark is 87% of the net death proceeds.  The death benefit for Mr. Davis is 61% of the net death proceeds.  While the officers remain employed by the Bank, these policies may be transferred or sold by the Bank only if the Bank gives the officers the opportunity to purchase the policies from the Bank.  The purchase price is an amount equal to the cash surrender value of the policies.

In the case of disability prior to normal retirement or termination prior to retirement, other than for Cause, as defined in the Salary Continuation Agreements, the retirement benefit is reduced to the amount accrued by the Bank at the date of the event.  Under these circumstances, the retirement benefit will begin the later of (i) seven months following termination of employment, or (ii) the month after the officer’s attainment of the retirement date noted above.

If Mr. Bauer, Mr. Clark or Mr. Davis dies while employed by the Bank, the Salary Continuation Agreements require the Bank to pay the officer’s beneficiary the accrued value of the retirement benefit plus the death benefit payable under the Split Dollar Agreements in a lump sum within 90 days of the officer’s death.  If Mr. Hastings or Mr. Monroe dies while employed by the Bank, the Salary Continuation Agreements require the Bank to pay the officer’s beneficiary the accrued value of the retirement benefit in a lump sum within 90 days of the officer’s death.  If an officer dies while receiving benefits under a Salary Continuation Agreement, the Bank is required to pay the present value of any remaining benefit to the officer’s beneficiary in a lump sum within 90 days of the officer’s death.

No benefit will be payable under the agreements if:  (i) the officer is terminated for Cause; (ii) the officer dies as a result of suicide or if the officer provides misstatements in any policy of insurance purchased by the Bank; (iii) the officer is removed, or the Bank is in default or is subject to regulatory restrictions, pursuant to Federal banking law; or (iv) the officer competes with the Bank during the two year period following termination of employment, other than following a change of control.  The present value of the accumulated benefit under the Salary Continuation Agreements and the death benefit under the Split Dollar Agreements qualify as accrued compensation under Treasury regulations and would be payable while the Bank holds a TARP investment.

The definition of a change of control under the Salary Continuation Agreements is the same as discussed above under “Employment Agreements.”  If a change in control occurs while the executive is employed by the Bank (and assuming the Company repaid the TARP investment in the prior calendar year), the Bank would be required to pay a retirement benefit under the Salary Continuation Agreement in one lump sum within ten days following a change of control of the Company.  Under these assumptions, the present value of the full retirement benefit would be payable to Mr. Bauer.  For Mr. Clark, the retirement benefit would be the sum of the accrued value of the retirement benefit plus one half of the difference between the accrued value of the benefit and the full benefit.  For Mr. Davis, Mr. Hastings, and Mr. Monroe, the retirement benefit under these assumptions would be the accrued value of the retirement benefit.  If any officer is receiving benefits under a Salary Continuation Agreement under these assumptions, the present value of the remaining unpaid retirement benefit must be paid in a lump sum within ten days following a change of control.

However, if a change in control occurs before the TARP investment has been repaid, the named executive officers would receive only the accrued benefit, which would be paid at the officer’s retirement date as stated in the Salary Continuation Agreement.

If any change of control payments would cause the imposition of excise taxes on Mr. Bauer or Mr. Clark under Section 280G and Section 4999 of the Code, the Salary Continuation Agreements require that the officer must be reimbursed an additional amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes.  However, until the Company has repaid the TARP investment, the Company is prohibited from paying the executives any reimbursements for any applicable excise tax payments.

The Salary Continuation Agreements also provide for the Bank to reimburse up to $500,000 in legal fees for Mr. Bauer and Mr. Clark and up to $250,000 in legal fees for Mr. Davis, Mr. Hastings and Mr. Monroe if the officer is required to seek legal advice to enforce his rights under the Salary Continuation Agreement following a change of control.  This benefit is in addition to the legal fee reimbursement provided under the employment agreements with each officer.

Post-Employment Benefits.  Provided that the named executive officer exercises any vested stock options held by the officer on or before the final date of employment, the officer will be able to realize gain on the difference between the exercise price and the fair market value of the stock options.  See “Outstanding Equity Awards at Fiscal Year-End” above for a listing of each officer’s stock option holdings.  Based upon the fair market value of the Company’s common stock as of December 31, 2009, no officer would have any gain since the market value of the common stock was less than the exercise price on any of the options held by the officer.

As discussed above, while the Company holds a TARP investment, federal law and Treasury regulations prohibit the Bank from making certain payments to the named executive officers even though the payments are required by various contractual agreements with those officers.  For that reason, the following descriptions will summarize the payments that the Bank would expect to make while the Company holds a TARP investment and the payments that the Bank would expect to make once the Company no longer holds a TARP investment.

Potential Payments Upon Termination Other Than for Cause while the Company holds a TARP investment.  In the event any named executive officer’s employment is terminated by the employer for any reason other than Cause, the officers will remain eligible for the salary continuation benefits and nonqualified deferred compensation benefits under our various plans in which they participate.  The vested accrued benefits under those plans are payable upon attainment of the retirement date noted above. These benefits qualify as accrued compensation under the Treasury’s TARP regulations and would be payable while the Company holds a TARP investment. Mr. Bauer, Mr. Clark, and Mr. Davis are fully vested in those benefits.  Neither Mr. Hastings nor Mr. Monroe is vested in a retirement benefit and neither will be vested in any retirement benefit until three years following their date of employment nor fully vested until the completion of five years of service.  Upon termination due to disability, Mr. Hastings and Mr. Monroe will be vested in the accrued retirement benefit and the Treasury regulations permit acceleration in the event of disability.  As of December 31, 2009, if Mr. Bauer, Mr. Clark, or Mr. Davis terminated employment due to disability or for reasons other than death, disability, or termination for Cause, the estimated annual retirement benefit under the Salary Continuation Agreements would have been $59,311 for Mr. Bauer, $14,010 for Mr. Clark and $13,147 for Mr. Davis.  As of December 31, 2009, if Mr. Hastings or Mr. Monroe terminated employment due to disability, the estimated annual retirement benefit under their Salary Continuation Agreements would have been $6,606 for Mr. Hastings and $12,917 for Mr. Monroe.  The retirement benefit is forfeited if the officer competes with the Bank during the two year period following termination of employment, except following a Change of Control.

Under the TARP rules, only payments that qualify as accrued compensation or for current services are permitted, so in the event the employment of Mr. Bauer, Mr. Clark, Mr. Davis, Mr. Monroe or Mr. Hastings is terminated by the employer for any reason, no further payments would be due to the officers under their Officer Agreements.

Potential Payments Upon Termination Other Than for Cause once the Company no longer holds a TARP investment. In the event any named executive officer’s employment is terminated by the employer for any reason other than Cause, the officers will be entitled to the salary continuation benefits and nonqualified deferred compensation benefits described above under “Potential Payments Upon Termination Other Than for Cause while the Bank holds a TARP investment.”

In addition, once the Company has repaid the TARP investment, in the event either the employment of Mr. Bauer, Mr. Clark, Mr. Davis or Mr. Hastings is terminated by the employer for any reason other than Cause, or in the event any officer terminates his employment due to a Good Reason Termination (defined above under “Employment Agreements”), the employer will be required by the Officer Agreements to pay the officer’s base salary for the remaining term of the employment agreement and continue all insurance and medical benefits for the remaining term of the employment agreement or until the officer is reemployed or dies.  Also, any remaining policy premiums on Mr. Bauer’s long-term care insurance (owned exclusively by Mr. Bauer) must be paid in full and the life insurance providing a death benefit of no less than $500,000 must be transferred to Mr. Bauer.  No benefits are owed upon termination for Cause.  Termination for Cause includes termination because of the Officer's intentional act of fraud, embezzlement, or theft, gross negligence or gross neglect of his duties, intentional wrongful damage to the business or property of the employer, breach of fiduciary duties as an officer or director, material breach of any provision of the Officer Agreement, removal of the officer from office or permanent prohibition from participating in the Bank’s affairs by an order issued by a bank regulator, conviction of the officer for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the officer.  Assuming the TARP investment had been repaid in 2009 and assuming that their insurance and medical benefits would continue for the remaining term of each officer’s employment agreement, as of January 1, 2010, the estimated cost to the Company to terminate the employment agreements without Cause, or if each officer terminated his employment due to a Good Reason Termination, would have been approximately $893,847 for Mr. Bauer, approximately $622,417 for Mr. Clark, approximately $495,217 for Mr. Davis, and approximately $527,438 for Mr. Hastings.

Mr. Monroe’s employment agreement provides that the Bank must pay his base salary for the remaining term of his employment agreement in the event that his employment is terminated by the employer for any reason other than Cause, which would include personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of his employment agreement.  The estimated cost to the Company to terminate the Monroe Officer Agreement without Cause as of January 1, 2010, assuming repayment of the TARP investment in 2009, would have been approximately $250,583.

Potential Payments Upon a Change of Control while the Company holds a TARP investment.  Upon the occurrence of a change of control, certain payments must be made to the named executive officers pursuant to their Salary Continuation Agreements.  Provided those payments are limited to the accrued benefit described above under “Potential Payments Upon Termination Other Than for Cause while the Company holds a TARP investment,” they will qualify as accrued compensation and will be payable while the Company holds a TARP investment.  Treasury regulations prohibit any payments under the Officer Agreements other than for accrued benefits or current services while the Company holds a TARP investment, so in the event of  a change in control of the Company, no further payments would be due to Mr. Bauer, Mr. Clark, Mr. Davis, Mr. Monroe or Mr. Hastings under their Officer Agreements even if the officer’s employment is terminated.

Potential Payments Upon a Change of Control once the Company no longer holds a TARP investment.  Upon the occurrence of a change of control once the Company repays the TARP investment, certain payments must be made to the named executive officers pursuant to their Salary Continuation Agreements and to Mr. Bauer and Mr. Clark pursuant to their employment agreements.  Upon the occurrence of certain events following a change of control, Mr. Davis, Mr. Hastings and Mr. Monroe Employment Agreements are also entitled to certain payments pursuant to their employment agreements.  A "change of control" is defined in the same manner under both under their Officer Agreements and their Salary Continuation Agreements and is discussed above under “Employment Agreements.”

Upon a change of control once the TARP investment has been repaid, the present value of the full retirement benefit pursuant to his Salary Continuation Agreement is payable to Mr. Bauer.  For Mr. Clark, the retirement benefit pursuant to his Salary Continuation Agreement once the TARP investment has been repaid is the sum of the accrued value of the retirement benefit plus one half of the difference between the accrued value of the benefit and the full benefit and it is payable upon a change of control.  If the change of control payments would cause the imposition of excise taxes on either officer under Section 280G and Section 4999 of the Code, the Salary Continuation Agreements require that the officer must be reimbursed an additional amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes.  Upon a change of control (regardless of whether the TARP investment has been repaid), Mr. Davis, Mr. Hastings and Mr. Monroe will be entitled to the vested accrued value of the retirement benefit pursuant to their Salary Continuation Agreements.

Pursuant to the Officer Agreements, once the TARP investment has been repaid, the Company has agreed to pay Mr. Bauer, Mr. Clark, Mr. Davis and Mr. Hastings a lump sum payment equal to three times the officer’s base salary during the year in which the change of control occurs plus the incentive compensation paid in the previous year.  For Mr. Davis and Mr. Hastings, this payment is due only following the occurrence of certain events, which include a reduction in salary or benefits, a reduction in responsibility or status, a material breach of the employment agreement, or a relocation of the Bank’s principal headquarters to a location more than a certain distance from its then current location.

If this change in control payment is due and the TARP investment has been repaid, the Company is also required to continue all insurance and medical benefits under the officer’s employment agreement for the remaining term of the agreement or until the officer is reemployed or dies, to fully vest the officer in all benefit plans of the employer, and to make matching and profit sharing payments under the Company’s 401(k) plan for that plan year.

Therefore, assuming the TARP investment had been repaid in 2009, the estimated cost to the Company in the event of a change of control as of January 1, 2010 pursuant to the employment agreements and Salary Continuation Agreements would have been approximately $4,996,768 on behalf of Mr. Bauer, approximately $2,724,182 on behalf of Mr. Clark, and approximately $806,327 on behalf of Mr. Davis (assuming one of the stated events occurred following the change in control).  Mr. Hastings will not be vested in the change of control benefit pursuant to his Salary Continuation Agreement until January 28, 2011, three years following his initial date of employment.  Assuming one of the stated events occurred following a change in control on January 1, 2010, Mr. Hastings would have been entitled to approximately $654,750 pursuant to his employment agreement (assuming the TARP investment had been repaid in 2009).  In addition, if any of these officers is required to seek legal advice to enforce his rights under the agreements following a change of control, the Company is required to reimburse up to $500,000 of their legal fees for Mr. Bauer and Mr. Clark under both the Salary Continuation and Officer Agreements (total of $1.0 million each for Mr. Bauer and Mr. Clark) and up to $200,000 for Mr. Davis and Mr. Hastings under their employment agreements and up to $250,000 under their Salary Continuation Agreements (total of $450,000 each for Mr. Davis and Mr. Hastings).
Mr. Monroe will not be vested in the change of control benefit pursuant to his Salary Continuation Agreement until April 15, 2010, three years following his initial date of employment.  If Mr. Monroe is required to seek legal advice to enforce his rights under the Salary Continuation Agreement, to the extent he is vested in any change of control benefit at such time, the Company is required to reimburse up to $200,000 of Mr. Monroe’s legal fees.  Once the TARP investment has been repaid, the Monroe Officer Agreement provides that the Bank must pay him an amount equal to twice his “base amount” as defined in Section 280G of the Code upon the occurrence of certain events constituting termination of employment within twenty-four months following a change in control.  Mr. Monroe has the right to terminate his employment if he determines, in his sole discretion, that he has not been assigned duties, responsibilities and status commensurate with his duties prior to the change of control, his salary has been reduced below the amount he would have received under the Officer Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is a more than 35 miles from his then current principal work location.  Assuming the TARP investment had been repaid in 2009, as of January 1, 2010, the estimated cost to the Company to terminate the Monroe Officer Agreement following a change of control would have been approximately $388,000.

PROPOSAL 2: APPROVAL OF EXECUTIVE COMPENSATION

As required by Section 111(e)(1) of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, the Company is providing its shareholders with an opportunity to cast an advisory vote on the compensation of its executive officers at the Annual Meeting.  This “say-on-pay” proposal permits shareholders to approve the compensation paid or provided to the Company’s executive officers (as identified elsewhere in this Proxy Statement) and the Company’s compensation policies and practices.  A vote “FOR” Proposal 2 will approve the compensation paid or provided to executive officers of the Company and the Bank and the Company’s and Bank’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in this Proxy Statement.

The vote by the Company’s shareholders on this Proposal 2 is a non-binding, advisory vote.  This means that the results of the vote will not be binding on the Company’s Board of Directors or its Compensation Committee, will not overrule or affect any previous action or decision by the Board or the Compensation Committee or any compensation previously paid or awarded, and will not create or imply any additional duty on the part of the Board or the Compensation Committee.

The Board of Directors and its Compensation Committee believe that the Company’s compensation policies and practices appropriately reward performance without inviting unnecessary risk-taking by its executive officers and are strongly aligned with the long-term interests of the Company’s shareholders.  Further, the Board of Directors and its Compensation Committee believe the compensation paid or provided to the Company’s executive officers is and has been appropriate for each of the executive officers and for the industry in which the Company operates.

All executive compensation is annually reviewed and approved by the Compensation Committee, which is composed only of independent directors.  The Compensation Committee reviews the range of salaries earned by executive officers with financial institutions of similar asset size in North Carolina (obtained from their proxy statements) and an analysis of other similarly situated public banking companies nationally, which is obtained from third party national surveys of compensation prepared by SNL Securities and America’s Community Bankers.  The 2009 base salaries of both the Chief Executive Officer and the President of the Company were below the mid-point of the salary range for those executive officers at peer institutions even before the officers voluntarily reduced their compensation.  No executive officer received any incentive compensation for performance during 2009.

The Board of Directors recommends that you approve the non-binding resolution on the Company’s executive officers compensation by voting “FOR” Proposal 2.  This proposal will be approved if the number of votes cast in favor of Proposal 2 exceeds the number of votes cast against it.

ITEM 3: STOCKHOLDER PROPOSAL REGARDING
ELIMINATION OF STAGGERED DIRECTOR TERMS

The Company received the shareholder proposal set forth below.  The Board disclaims any responsibility for the content, accuracy or veracity of the proposal and the statement in support of the proposal, which are presented in the form received from the shareholder.  For the reasons set forth after this proposal, the Board recommends a vote “AGAINST” Item 3.

If requested, the Company will promptly provide the name, address and the number of shares held by the shareholder making the proposal below to any shareholder who contacts the Company, in writing to Elizabeth H. Prince, Corporate Secretary, or by telephone at (336) 768-8500.

Resolved:

That the shareholders of SOUTHERN COMMUNITY FINANCIAL CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually.  The Board classification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Supporting Statement

The proponent believes that lessened accountability could be the underlying cause of elimination of the dividend.

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders.  Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually.  The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it.  In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholder whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year.  Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors Position

The Board considered this proposal and does not believe its adoption would be in the best interests of the Company or its shareholders.  The general purpose of staggered terms of office for board members is to promote stability and continuity in the leadership of the Board.  Also, this Company was formed specifically to serve the local needs of the communities in which we operate.  From the date of incorporation of the Bank, our corporate charter has given the Board the right to consider a number of economic and social issues and other stakeholders of the Company in determining what is in the best interests of the corporation.  Staggered terms of office provide the Board with a greater opportunity to protect the interests of all of the Company’s stakeholders in the event of an unsolicited takeover offer.  The Board continues to believe these purposes are important and enhance the long-term value of the Company.

Directors afforded the opportunity to serve three-year instead of one-year terms are able to take a long-term view in managing the affairs of the Company.  One lesson from the run-up to our recent economic crisis is that pressures to produce short-term gains caused excessive risk-taking and short-sighted business decisions.  By subjecting Directors to annual elections, the proponent’s resolution would enhance pressure to put short-term gains ahead of long-term value creation.

Staggered board terms impede an unsolicited hostile takeover offer by prohibiting a hostile bidder from taking control of a company through the election of its nominees for director at only one annual meeting.  North Carolina corporate law gives directors the fiduciary duty to consider shareholder return when evaluating a takeover bid.  The founding documents of this Company also give our Board to the right to consider the following when presented with a hostile bidder:

•	The social and economic effects on the Company and its employees, depositors, customers, and creditors, and the communities in which the Company operates;
•	The business and financial condition and earnings prospects of the acquiring person;
•	The possible effects of the acquiring person’s business and financial conditions upon the Company and the communities in which the Company operates; and
•	The competence, experience, and integrity of the acquiring person.

With staggered board terms, a hostile bidder must negotiate with the Board.  Without staggered board terms, the hostile bidder could avoid any of these considerations by electing a majority of the board at one annual meeting.  Creating an environment that brings a hostile bidder to the negotiating table benefits all stakeholders of the Company.

Finally, the shareholder proponent suggests that Directors with staggered terms are less accountable than those elected annually and that this fact “could be” the “underlying cause” for the Board to eliminate the cash dividend.  Neither suggestion is true.  Board members always remain accountable to the shareholders through the election process.  Further, the Board’s choice to eliminate the dividend had nothing to do with the length of each director’s term.  The Board made a difficult decision that it was in the best, long-term interests of the Company.  In these uncertain economic times, the Board determined that conservation of the Company’s capital was primary.  Given the losses the Company has had to recognize, and the potential for future losses if the economy does not improve, the Board decided that all capital should be retained in the Company to ensure that the Company remains well-capitalized throughout this economic downturn.  The Company took taxpayer money when it elected to participate in TARP by selling preferred stock and a warrant to purchase common stock to the Treasury.  The Board does not believe it is appropriate to pay cash dividends to shareholders while the Company continues to incur operating losses and hold Treasury TARP investments.  Continuing to pay cash dividends under the current circumstances is a short-sighted business decision that is not in the best interests of the future of this Company.

For the foregoing reasons, the Board of Directors recommends that you vote AGAINST Proposal 3.  This proposal will be approved if the number of votes cast in favor of Proposal 3 exceeds the number of votes cast against it.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Company’s independent certified public accountant for the year ended December 31, 2009 was Dixon Hughes PLLC (“Dixon Hughes”), which is expected to be retained by the Audit Committee as the Company’s independent certified public accountant for the year ended December 31, 2010.  Representatives of Dixon Hughes will be present at the Annual Meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

AUDIT FEES

The following table sets forth the aggregate fees billed or expected to be billed to the Company by Dixon Hughes for professional services rendered for the years ended December 31, 2009 and 2008.

	For the Years Ended
	December 31,
	2009	2008

Audit fees (1)	$254,000	$244,800
Audit-related fees (2)	11,000	10,000
Tax fees	11,800	21,550
All other fees	18,675	24,570

Total	$295,475	$300,920

(1)
Includes costs incurred for the audit of the Company’s annual financial statements, review of the Company’s interim financial statements, issuance of consents, the audit of internal controls over financial reporting and FDICIA attest services.

(2)	Includes costs incurred in the audit of the employee 401(k) plan.

In accordance with its Audit Committee Charter, the Company’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company’s independent auditors and the fees charged.  The Audit Committee Charter also permits the Audit Committee to delegate to one or more designated members of the Committee the authority to grant pre-approvals of permissible non-audit services.  The Audit Committee has delegated this authority to its Chair and Vice-Chair.

ANNUAL REPORT

In accordance with the regulations of the Securities and Exchange Commission (“SEC”), the Company's Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and schedules, accompanies this Proxy Statement.  No part of the 2009 Annual Report shall be regarded as proxy-soliciting materials or as a communication by means of which any solicitation is being or is to be made.

The Company will furnish any exhibit to the Form 10-K upon payment of the cost of copying the exhibit, upon written request to:

James C. Monroe, Jr., Treasurer
 Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

How to submit proposals for possible inclusion in the 2011 proxy materials:  For shareholder proposals to be considered for inclusion in the proxy materials for the Company's 2011 Annual Meeting, any such proposals must be received at the Company's principal office (currently 4605 Country Club Road, Winston-Salem, North Carolina 27104) not later than December 21, 2010.  In order for a proposal to be included in the Company’s proxy material for an annual meeting, the person submitting the proposal must own, beneficially or of record, the lesser of 1% or $2,000 in market value of the Shares entitled to be voted on that proposal at that annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of that annual meeting.  Also, the proposal must comply with certain other eligibility and procedural requirements established under the Securities and Exchange Act or related SEC regulations.  The Board will review any shareholder proposal received by that date to determine whether it meets these criteria.  Please submit any proposal by certified mail, return receipt requested.

Shareholder proposals after December 21, 2010:  Proposals submitted after December 21, 2010 will not be included in the proxy materials for the 2011 Annual Meeting.  However, if a shareholder wishes to have a proposal considered at the 2011 Annual Meeting as other business, any such proposals should be delivered to the Company’s principal office no later than March 5, 2011.  Management proxies shall have discretionary authority to vote on any proposals received after March 5, 2011.

Nominations of directors: The nomination of any person for election to the Board may be made by a shareholder entitled to vote on such election if written notice of the nomination of such person shall have been delivered to the Company’s Secretary at the principal office of the Company not less than seven days nor more than 60 days prior to the date of the meeting at which the directors are elected.  Each such notice shall set forth:  (a) the name and address of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made, and of the person or persons to be nominated; (b) the class and number of shares of stock of the Company which are owned beneficially and of record by such shareholder and such beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) all other information regarding each nominee proposed by such shareholder as would be required to be included in the proxy statement for the meeting if the nominee had been nominated by the Board; and (e) the written consent of each nominee to serve as director of the Company if so elected. Recommendations and nominations not made in accordance herewith may, in his discretion, be disregarded by the Chair of the shareholders’ meeting, and upon his instruction, the voting inspectors may disregard all votes cast for each such nominee.

OTHER MATTERS

Management knows of no other matters that will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

By order of the Board of Directors.

F. Scott Bauer
Chairman of the Board and Chief Executive Officer

SOUTHERN COMMUNITY FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS MAY 26, 2010

CONTROL ID: < _______ >

REQUEST ID: < _______ >

Appointment of Proxy: The undersigned shareholder of Southern Community Financial Corporation, a North Carolina corporation (the "Company"), hereby appoints Merle B. Andrews and Robert L. Davis, or either of them (the "Proxies"), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 26, 2010, at 3:00 p.m., at the Village Inn Golf & Conference Center, Exit 184, Interstate 40, Clemmons (Forsyth County), North Carolina, or at any adjournment thereof, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, upon the proposals set forth below and described in the Proxy Statement and in their discretion with respect to such other matters that may properly be brought before the meeting or any adjournment thereof. If only one such Proxy be present and acting as such at the meeting, or any adjournment thereof, then that one shall have and may exercise all the powers hereby conferred.

Your vote is important. Unless you are voting on the Internet or by telephone, please complete, date and sign this appointment of proxy and return it promptly in the enclosed envelope, even if you plan to attend the meeting, so that your shares may be represented at the annual meeting. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your appointment of proxy in the mail or voted on the Internet or by telephone. See the enclosed proxy statement for more details.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Proxy/Voting Instructions Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on May 26, 2010.

Time: 3:00 p.m. (EDT), Wednesday, May 26, 2010
Place: Village Inn Golf & Conference Center
Exit 184, Interstate 40
Clemmons, North Carolina

All votes must be received by 5:00 p.m. EDT May 25, 2010.

YOU MAY VOTE BY THE FOLLOWING METHODS:

VOTE BY MAIL: Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.

VOTE BY PHONE: 1-866-752-8683 Toll Free
Have this form with your control ID and Request ID ready and follow the voice prompts.

VOTE BY INTERNET:
https://www.iproxydirect.com/SCMF
You will need the control ID and Request ID to cast your vote.

Electronic Delivery of Future Shareholder Communications - If you would like to reduce the costs incurred by Southern Community Financial Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

SHAREHOLDER NAME
SHAREHOLDER ADDRESS 1
SHAREHOLDER ADDRESS 2
SHAREHOLDER ADDRESS 3

REVOCABLE PROXY
SOUTHERN COMMUNITY FINANCIAL CORPORATION

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

The Board of Directors recommends a vote **FOR** the listed nominees in Proposal 1, and for Proposal 2. The Board of Directors recommends a vote **AGAINST** Proposal 3.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

Proposal 1	Election of Directors-Class I Nominees	→	**FOR ALL**	**FOR ALL EXCEPT**	**WITHHOLD ALL**
			☐		☐
	Matthew G. Gallins			☐	
	Beverly Hubbard Godfrey			☐	
	William G. Ward Sr, MD			☐	
Proposal 2	Approval of Executive Compensation	→	**FOR**	**AGAINST**	**ABSTAIN**
			☐	☐	☐
Proposal 3	Stockholder proposal regarding elimination of staggered director terms	→	**FOR**	**AGAINST**	**ABSTAIN**
			☐	☐	☐

Other Business: The Proxies may vote my shares in their discretion upon any other business that my properly come before the meeting or any adjournment thereof

QUICK VOTE	**TO VOTE WITH MANAGEMENT'S RECOMMENDATIONS: FOR PROPOSALS ONE AND TWO, AND AGAINST PROPOSAL THREE**	**IN FAVOR OF MANAGEMENT'S RECOMMENDATIONS ON ALL PROPOSALS** ☐

This appointment of proxy will be voted as directed, or, if no directions are indicated, will be voted for all the director nominees and in the discretion of the proxies with respect to any other matter. The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments thereof.

MARK "X" HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

____

____

____________________ email: ____________________

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREIN. WHEN SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER AND INDICATE TITLE. IF SHARES ARE REGISTERED IN THE NAMES OF JOINT TENANTS OR TRUSTEES, EACH TENANT OR TRUSTEE MUST SIGN ORDER FOR THE APPOINTMENT OF PROXY TO BE VALID.

Dated: ____________________, 2010

____
(Print Name of Stockholder and/or Joint Tenant)

____
(Signature of Stockholder)

____
(Second Signature if Held Jointly)